UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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PHH CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of PHH Corporation (the “Company”), which will be held at the Company’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, on Tuesday, June 15, 2010, at 10:00 a.m., local time. At the Annual Meeting, stockholders will be asked to elect two Class II directors to hold office until the 2013 Annual Meeting of Stockholders, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and to consider and vote upon such other business as may properly come before the meeting. This Notice of 2010 Annual Meeting, Proxy Statement and 2009 Annual Report describes in more detail the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please vote in accordance with the enclosed instructions. You can vote your shares by telephone, electronically via the Internet or by completing and returning the enclosed proxy card or vote instruction form. If you vote using the enclosed proxy card or vote instruction form, you must sign, date and mail the proxy card or vote instruction form in the enclosed envelope. If you decide to attend the Annual Meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

Admission to the Annual Meeting will be by admission ticket only. If you are a stockholder of record and plan to attend the Annual Meeting, retain the top portion of your proxy card as your admission ticket and bring it and a photo ID with you so that you may gain admission to the meeting. If your shares are held through a bank, broker or other nominee, please contact your nominee and request that the nominee obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

This year, pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing via the Internet our proxy statement and other proxy materials to stockholders holding less than 1,000 shares of our common stock as of the record date for the Annual Meeting. We believe that this e-proxy process will reduce the environmental impact of our Annual Meeting, reduce our printing and postage costs, and will expedite the receipt of proxy materials by our stockholders.

The Board of Directors appreciates your time and attention in reviewing the accompanying Notice of 2010 Annual Meeting, Proxy Statement and 2009 Annual Report. Thank you for your continued interest in PHH Corporation. We look forward to seeing you at the meeting.

Sincerely,

Jerome J. Selitto
President and Chief Executive Officer

PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054

NOTICE OF 2010 ANNUAL MEETING

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of PHH Corporation (the “Company”) will be held at the Company’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, on Tuesday, June 15, 2010, at 10:00 a.m., local time (the “Annual Meeting”), for the following purposes:

1. To elect two Class II directors, each to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation;

2. To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2010 as the record date for the Annual Meeting. Only stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

William F. Brown
Senior Vice President, General Counsel and Secretary

April 30, 2010

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2010.

THIS NOTICE OF 2010 ANNUAL MEETING, PROXY STATEMENT AND 2009 ANNUAL
REPORT IS AVAILABLE ON THE INTERNET AT:
http://www.proxyvote.com

PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054

PROXY STATEMENT FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to the holders of common stock, par value $0.01 per share, of PHH Corporation, a Maryland corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey, on Tuesday, June 15, 2010, at 10:00 a.m., local time, or at any postponement or adjournment of the Annual Meeting, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting.

This Proxy Statement and the other proxy materials are being mailed to stockholders and are first being made available via the Internet on or about April 30, 2010. If a stockholder executes and returns the enclosed proxy card or vote instruction form or submits vote instructions to us by telephone or via the Internet, the stockholder may nevertheless revoke their proxy at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by submitting revised vote instructions to us by telephone or via the Internet prior to 11:59 p.m. EDT on Monday, June 14, 2010, in accordance with the instructions on the enclosed proxy card or vote instruction form. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote in person if so desired.

Admission to the Annual Meeting will be by admission ticket only. If you are a stockholder of record and plan to attend the Annual Meeting, retain the top portion of your proxy card as your admission ticket and bring it and a photo ID with you so that you may gain admission to the meeting. If your shares are held through a bank, broker or other nominee, please contact your nominee and request that the nominee obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

Unless revoked or unless contrary instructions are given, each proxy that is properly signed, dated and returned or authorized by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or vote instruction form prior to the start of the Annual Meeting will be voted as indicated on the proxy card or via telephone or the Internet and if no indication is made, each such proxy will be deemed to grant authority to vote, as applicable:

(1) Proposal 1: FOR the election of each of Ms. Deborah M. Reif, currently a Class II director, and Mr. Carroll R. Wetzel, Jr., currently a Class III director, as Class II directors, each to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation (the “Director Election Proposal”);

(2) Proposal 2: FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 (the “Ratification of Auditors Proposal”); and

(3) At the discretion of the persons named in the enclosed proxy card or vote instruction form, on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE COMPANY’S NOMINEES LISTED UNDER THE DIRECTOR ELECTION PROPOSAL AND “FOR” THE RATIFICATION OF AUDITORS PROPOSAL.

GENERAL INFORMATION ABOUT THE 2010 ANNUAL MEETING

Why am I receiving these proxy materials?

You are receiving these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to cast your vote at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of PHH Corporation, a Maryland corporation (“we,” “our,” “us,” “PHH” or the “Company”), and any adjournment or postponement of the Annual Meeting. This Proxy Statement, the accompanying Notice of 2010 Annual Meeting, our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2010 (the “2009 Annual Report”), and the enclosed proxy card or vote instruction form for those stockholders that have been sent printed copies of our proxy materials are being mailed to stockholders or are first being made available to stockholders via the Internet on or about April 30, 2010.

When and where is the Annual Meeting going to be held?

The Annual Meeting will be held at the Company’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey, on Tuesday, June 15, 2010, at 10:00 a.m., local time. Registration and seating will begin at 9:00 a.m., local time.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the matters described in the accompanying Notice of 2010 Annual Meeting and this Proxy Statement. The only matters expected to be voted upon at the Annual Meeting are (1) the Director Election Proposal and (2) the Ratification of Auditors Proposal.

What are the Board’s recommendations for how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	Proposal 1: FOR the election of each of Ms. Deborah M. Reif, currently a Class II director, and Mr. Carroll R. Wetzel, Jr., currently a Class III director, as Class II directors, each to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation; and

•	Proposal 2: FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Who can attend the Annual Meeting?

Only stockholders of record as of the close of business on March 25, 2010, or their duly appointed proxies, may attend the Annual Meeting. Stockholders will be asked to present valid picture identification, such as a driver’s license or passport. Please note that, if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you must bring either a copy of the vote instruction form provided by your bank, broker or other nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date.

Cameras and video recording devices will not be permitted at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, the Company’s principal place of business, and ending on the date of the Annual Meeting.

Do I need an admission ticket to attend the Annual Meeting?

Yes. Attendance at the Annual Meeting will be limited to stockholders of record as of the record date, their authorized representatives and our guests. Admission will be by admission ticket only. For registered stockholders, the top portion of the proxy card enclosed with the Proxy Statement will serve as an admission ticket. If you are a beneficial owner and hold your shares in “street name,” or through an intermediary, such as a bank, broker or other nominee, you should request an admission ticket from your bank, broker or other nominee or send a request in writing to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, and include proof of ownership of PHH Corporation common stock, such as a bank or brokerage firm account statement or letter from the bank, broker or other nominee holding your stock, confirming your beneficial ownership. Stockholders who do not obtain admission tickets in advance of the Annual Meeting may obtain them on the date of the Annual Meeting at the registration desk upon verifying their stock ownership as of the record date. In accordance with our security procedures, all persons attending the Annual Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission to the meeting. Admission to the Annual Meeting will be expedited if admission tickets are obtained in advance. Admission tickets may be issued to others at our discretion.

How many votes must be present at the Annual Meeting to constitute a quorum?

Stockholders holding a majority of the issued and outstanding shares of our common stock as of the record date, March 25, 2010, must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. As of the record date, there were 55,272,382 shares of our common stock issued and outstanding. Shares represented by abstentions on any proposal to be acted upon by stockholders at the Annual Meeting will be treated as present at the Annual Meeting for purposes of determining whether a quorum is present.

How many votes can be cast by all stockholders?

55,272,382 votes may be cast at the Annual Meeting. Each stockholder is entitled to cast one vote for each share of common stock held by such stockholder as of the record date. There is no cumulative voting and the holders of our common stock vote together as a single class.

What vote is needed for each of the proposals to be adopted?

•	Proposal 1 — Director Election Proposal: Directors are elected by a plurality of the votes cast by stockholders of record as of the record date that are present at the Annual Meeting, in person or by proxy, assuming a quorum is present at the Annual Meeting. The two candidates with the highest number of “FOR” votes will be elected. Under applicable Maryland law, abstentions and broker non-votes, if any, will not be counted as votes cast for the election of directors and, therefore, will have no effect on the outcome of the vote, although abstentions and broker non-votes will be taken into account for purposes of determining whether a quorum is present at the meeting.

•	Proposal 2 — Ratification of Auditors Proposal: Approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, requires the affirmative vote of a majority of the votes cast on the proposal by stockholders of record as of the record date that are present at the Annual Meeting, in person or by proxy, assuming a quorum is present at the Annual Meeting. Under applicable Maryland law, abstentions will be taken into account for the purpose of determining whether a quorum is present at the meeting, but will not be counted as votes cast or shares voting on the proposal and will have no effect on the outcome of the vote.

•	Other business: All other business that may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast on the proposal by stockholders of record as of the record date that are present at the Annual Meeting, in person or by proxy, assuming a quorum is present at the Annual Meeting. Under applicable Maryland law, abstentions and broker non-votes, if any, will not be counted as votes cast or shares voting on the proposal and, therefore, will have no effect on the outcome of the vote, although abstentions and broker non-votes will be taken into account for the purpose of determining whether a quorum is present at the meeting.

What is a broker non-vote?

Generally, a broker non-vote occurs when shares held by a bank, broker or other nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under the rules of The New York Stock Exchange, LLC (the “NYSE”), a nominee does not have discretionary voting power with respect to “non-routine” matters.

Historically, uncontested director elections were deemed “routine” matters under the NYSE’s rules and banks, brokers and other nominees could vote your shares on your behalf even in the absence of specific voting instructions given by you to your bank, broker or other nominee. Recently, however, the NYSE amended its rules to prohibit banks, brokers and other nominees from exercising discretionary voting authority in uncontested director elections. As a result, director elections, whether contested or uncontested, are now deemed to be “non-routine” matters and your bank, broker or other nominee may only vote your shares for director nominees if you have provided your bank, broker or other nominee with specific voting instructions.

Thus, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors, your bank, broker or other nominee will not be able to vote your shares in the election of directors, and your shares will not be voted for any of the nominees. We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on this important matter. You should vote your shares by following the instructions provided on the vote instruction form that you receive from your bank, broker or other nominee.

If you fail to provide your bank, broker or other nominee with specific voting instructions as to how you would like your shares voted for director nominees or other non-routine matters, your bank, broker or other nominee will not vote your shares on your behalf and your shares will be reported as “broker non-votes.” For matters that are still considered “routine” under the NYSE’s rules (e.g., ratification of auditors), your bank, broker or other nominee may continue to exercise discretionary voting authority and may vote your shares on your behalf if you fail to provide your bank, broker or other nominee with specific voting instructions as to how you would like your shares voted on such routine matters.

How do I vote?

You can vote in person or by valid proxy received by telephone, via the Internet or by mail. We urge you to vote by doing one of the following:

•	Vote by Telephone: You can vote your shares by calling the toll-free number indicated on your proxy card using a touch-tone telephone 24 hours a day. Easy-to-follow voice prompts enable you to vote your shares and confirm that your voting instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your vote instruction form or contact your bank, broker or other nominee to determine whether you will be able to vote by telephone.

•	Vote by Internet: You can also vote via the Internet by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is also available 24 hours per day. If you are a beneficial owner, or you hold your shares in “street name,” please check your vote instruction form or contact your bank, broker or other nominee to determine whether you will be able to vote via the Internet.

•	Vote by Mail: If you choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received on or before June 14, 2010.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. EDT on June 14, 2010.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy authorization submitted by telephone or electronically through the Internet prior to the deadline for voting by telephone or the Internet), by giving timely written notice of such revocation to our Corporate Secretary in advance of the Annual Meeting or by attending the Annual Meeting and voting in person. However, if you hold shares in “street name,” you may not vote shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Only the latest dated and properly executed or authorized proxy that you timely submit will be counted.

Could other matters be decided at the Annual Meeting?

The Board does not intend to bring any matter before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act in respect of any such matters in their discretion.

How do participants in our employee savings plans vote?

For participants in the PHH Corporation Employee Savings Plan and the PHH Home Loans, LLC Employee Savings Plan (the “Savings Plans”) with shares of our common stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of our common stock in accordance with instructions received from the plan participants to whose accounts such shares are credited. To the extent such instructions are not received prior to 11:59 p.m. EDT on June 10, 2010, the trustees of the Savings Plans will vote the shares with respect to which they have not received instructions proportionately in accordance with the votes received for shares which they have received instructions. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after 11:59 p.m. EDT on June 10, 2010. Participants in the Savings Plans are not entitled to vote in person at the Annual Meeting. If a participant in the Savings Plans has shares of our common stock credited to his or her account and also owns other shares of our common stock in registered form or through a bank, broker or other nominee, he or she should receive a separate proxy card or vote instruction form for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards and vote instruction forms should be completed, signed and returned to ensure that votes are cast for all shares owned either directly or beneficially.

What if I vote for some but not all of the proposals?

Shares of our common stock represented by proxies received by us (whether received through the return of the enclosed proxy card or received via telephone or the Internet) where the stockholder has provided voting instructions with respect to the proposals described in this Proxy Statement, including the Director Election Proposal and the Ratification of Auditors Proposal, will be voted in accordance with the voting instructions so made. If your proxy card is properly executed and returned but does not contain voting instructions as to one or more of the proposals to be voted upon at the Annual Meeting, or if you give your proxy by telephone or via the Internet without indicating how you want to vote on each of the proposals to be voted upon at the Annual Meeting, your shares will be voted:

•	FOR the Director Election Proposal;

•	FOR the Ratification of Auditors Proposal; and

•	at the discretion of the persons named in the enclosed proxy card or vote instruction form, on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are held in street name and you do not properly instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee may either use its discretion to vote your shares on matters deemed “routine” by the NYSE or may not vote your shares. For any matters deemed “non-routine” by the NYSE, your bank, broker or other nominee would not be able to vote your shares on such matters. We encourage you to provide instructions to your bank, broker or other nominee by carefully following the instructions provided to ensure that your shares are voted at the Annual Meeting in accordance with your desires.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies on behalf of our Board. Our directors, officers and employees may solicit proxies on behalf of the Company in person or by telephone, facsimile or electronically through the Internet, as described above. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to assist us in the distribution and solicitation of proxies for a fee of up to $90,000 plus expenses. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending our proxy materials to beneficial owners of our common stock as of the record date.

Who will count and certify the vote?

Representatives of Broadridge will count the votes and certify the voting results. The voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days following the conclusion of the Annual Meeting.

How can I access the Company’s proxy materials and 2009 Annual Report electronically?

Copies of the Notice of 2010 Annual Meeting, Proxy Statement and 2009 Annual Report, as well as other materials filed by the Company with the SEC, are available without charge to stockholders on our corporate website at www.phh.com or upon written request to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054. You can elect to receive future annual reports, proxy statements and other proxy materials electronically by marking the appropriate box on your proxy card or vote instruction form or by following the instructions provided if you vote by telephone or via the Internet.

Copies of our Corporate Governance Guidelines, Independence Standards for Directors, Code of Business Conduct and Ethics for Directors, Code of Conduct for employees and officers, and the charters of each standing committee of our Board, including our Audit Committee, Compensation Committee, Corporate Governance Committee, and Finance and Risk Management Committee, are also available without charge to stockholders on our corporate website at www.phh.com or upon written request to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054.

PROPOSAL 1 — TO ELECT TWO CLASS II DIRECTORS

The Board has nominated Ms. Deborah M. Reif, currently a Class II director, and Mr. Carroll R. Wetzel, Jr., currently a Class III director, for election at the Annual Meeting, each to serve as Class II directors until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation. Although Mr. Wetzel currently serves as a Class III director, he has been nominated to stand for election at the Annual Meeting as a Class II director. Upon the election at the Annual Meeting of Mr. Wetzel as a Class II director, a Class III director vacancy will be created on the Board. The Board presently intends to fill such Class III director vacancy with the addition of a new independent director. Mr. Kilroy is not standing for re-election. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Shares of our common stock represented by duly authorized proxies will be voted FOR Ms. Reif and Mr. Wetzel, or any substitute nominee or nominees designated by the Board if, prior to the Annual Meeting, any nominee should become unable to serve, unless the Board determines to reduce the total number of directors in accordance with our Articles of Amendment and Restatement (as amended) (the “Charter”) and amended and restated by-laws.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MS. REIF AND MR. WETZEL USING THE ENCLOSED PROXY CARD OR VOTE INSTRUCTION FORM. UNLESS MARKED TO THE CONTRARY, PROPERLY EXECUTED PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF MS. REIF AND MR. WETZEL.

BOARD OF DIRECTORS

Our Board currently consists of eight members. The principal occupations of, and certain other information regarding, each of the Class II director nominees and our other incumbent directors, as of April 30, 2010, are set forth below. During 2009, our Board held fifteen meetings and each incumbent director and director nominee attended at least 75% of the meetings held by the Board during the period in which each such director served as a member of the Board. All directors are expected to attend each regularly scheduled meeting of the Board, as well as each annual meeting of our stockholders (subject to certain limited exceptions). All of our directors that were serving as directors on June 10, 2009, attended the 2009 Annual Meeting of Stockholders held on June 10, 2009.

Nominees to Serve as Class II Directors — Term Expires in 2013

Deborah M. Reif, 57, has served as a director since April 1, 2010. Ms. Reif served most recently as Chief Executive Officer and President of the Equipment Services division of General Electric Company, a global transportation equipment enterprise, from 2006 through 2009 with responsibility for a global operating lease portfolio and a supply chain service strategy. From 2005 to 2006, Ms. Reif served as President of Digital Media of NBC Universal where she led the transformation of that operation to a digital business model. Prior to that, Ms. Reif served as Executive Vice President of Financial Structuring for NBC Universal where she led the assessment and restructuring of the Universal Theme Park portfolio from 2004 through 2005. From 2001 through 2004, she served as Chairman and Chief Executive Officer of Financial Guaranty Insurance Company and earlier in her career, in various financial roles of increasing importance with GE Capital from 1971 through 2001. Ms. Reif’s financial, risk management and relevant operational experience and leadership roles within a large, publicly-traded global enterprise led to a conclusion that it is appropriate that she be appointed as a director and be nominated to stand for election.

Carroll R. Wetzel, Jr., 66, has served as a director since January 1, 2010. Mr. Wetzel also serves as a director of Exide Technologies and Brink’s Home Security Holdings, Inc. He previously served as Vice Chairman and lead director at Arch Wireless from 2001 through 2002; as non-executive Chairman of the Board of Directors of Safety Components International from 2000-2005 and as a director of Laidlaw International, Inc. from 2004 to 2007. Before that, he spent approximately 20 years working in investment banking and corporate finance. From 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at Chase Manhattan Bank (and at Chemical Bank prior to its merger with Chase Manhattan Bank) and also previously served as a corporate finance officer at Dillon Read & Co., Inc. and Smith Barney. Mr. Wetzel’s investment banking and financial services industry experience and his past service as a member of several other public company Board’s led to a conclusion that it is appropriate that he be appointed as a director and be nominated to stand for election.

Continuing Class III Directors — Term Expires in 2011

James W. Brinkley, 73, has served as a director since January 31, 2005. In July 2009, Mr. Brinkley became Vice Chairman of Morgan Stanley Smith Barney Global Wealth Management, effective with the new joint venture of Morgan Stanley and Smith Barney. In December 2005, Mr. Brinkley became Vice Chairman of Smith Barney’s Global Private Client Group following Citigroup Inc.’s acquisition of Legg Mason Wood Walker, Incorporated (“LMWW”). Mr. Brinkley served as a director of Legg Mason, Inc., a holding company that, through its subsidiaries, provides financial services to individuals, institutions, corporations, governments and government agencies since its formation in 1981. Mr. Brinkley has served as a Senior Executive Vice President of Legg Mason, Inc. since December 1983. Mr. Brinkley became Chairman of LMWW, Legg Mason Inc.’s principal brokerage subsidiary, in February 2004. Mr. Brinkley previously served as LMWW’s Vice Chairman and Chief Executive Officer from July 2003 through February 2004, as its President from 1985 until July 2003 and as its Chief Operating Officer from February 1998 until July 2003. Mr. Brinkley is Chairman of the Mason School of Business Foundation Board of the College of William and Mary, the Founding Board Chair of Business Volunteers Unlimited of Maryland and a former Director of AARP Services Inc. Mr. Brinkley’s nearly five decades of senior management and leadership experience in the financial services industry, as well as his past contributions to the Board, led to a conclusion that it is appropriate that he continue to serve as a director.

Jerome J. Selitto, 68, has served as a director and as President and Chief Executive Officer since October 26, 2009. Prior to joining PHH, Mr. Selitto worked most recently at Ellie Mae as a senior consultant and, later, as a member of the senior management team to help develop a sales and marketing strategy for a new division of the company focused on linking lenders and mortgage originators on a real-time basis, allowing the lender to immediately screen for loan attributes that met their purchase criteria. Prior to that, in 2000, Mr. Selitto founded DeepGreen Financial, an innovative web-based federal savings bank and mortgage company that grew to become one of the nation’s most successful online home equity lenders, originating over $5 billion in home equity loans. From 1992 to 1999, he served as founder and Vice Chairman of Amerin Guaranty Corporation (now Radian Guaranty), a mortgage insurance company he helped grow to an 8% market share and a successful IPO. Mr. Selitto previously served as a Managing Director at First Chicago Corporation and PaineWebber Inc., and as a senior executive at Kidder, Peabody & Co., William R. Hough & Company, and the Florida Federal Savings and Loan Association. Mr. Selitto’s position as President and Chief Executive Officer of the Company and his financial services industry and leadership experience led to a conclusion that it is appropriate that he continue to serve as a director.

Continuing Class I Directors — Term Expires in 2012

James O. Egan, 61, has served as a director since March 30, 2009. Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings and real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner-in-charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (formerly Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. Mr. Egan possesses nearly forty years of business experience involving companies of varying sizes from start-ups to Fortune 500 public companies operating across numerous industries, including twenty-five years of public accounting experience having served as lead audit partner involved in the audits of annual financial statements of numerous public companies. He also has ten years of private equity experience working with portfolio companies in the US and Europe to create shareholder value. Mr. Egan’s business, audit and private equity experience led to a conclusion that it is appropriate that he continue to serve as a director.

Allan Z. Loren, 71, has served as a director since June 10, 2009. Mr. Loren currently serves as an Executive Coach to chief executive officers. He served as both Chairman and Chief Executive Officer of Dun & Bradstreet from 2000 through 2004 and as Chairman in 2005. Prior to joining Dun & Bradstreet, he served as Executive Vice President and Chief Information Officer of American Express from 1994 to 2000, as President and Chief Executive Officer of Galileo International from 1991 to 1994, as President of Apple Computer USA from 1988 to 1990, and as Chief Information Officer of Apple Computer from 1987 to 1988. Mr. Loren was also the Chief Administrative Officer and Chief Information Officer of Cigna from 1979 to 1987 and 1971 to 1987, respectively. He currently serves on the Board of Trustees of Queens College, City University of New York as a director. Mr. Loren previously served on the board of directors of Fair Isaac Corporation, Hershey Foods, Reynolds & Reynolds, U.S. Cellular, and Venator Group (currently known as Foot Locker, Inc.) Mr. Loren’s operational, technological, executive coaching and leadership experience, including experience leading transformational change, led to a conclusion that it is appropriate that he continue to serve as a director.

Gregory J. Parseghian, 49, has served as a director since June 10, 2009. Mr. Parseghian is currently a private investor and, from September 2007 through December 2008, served as Director of Research for Brahman Capital. He has substantial experience in the financial and mortgage industries, having served in executive positions at First Boston Corp., BlackRock Financial Management and Salomon Brothers from 1982 through 1995. In 1996, Mr. Parseghian became Chief Investment Officer of Freddie Mac and served in that position until June 2003 at which time he was promoted by Freddie Mac’s board of directors to Chief Executive Officer. He currently serves on the board of directors of the Armenian Church Endowment Fund and The Langley School, both of which are non-profit organizations, and Everquest Financial, Ltd., a specialty finance holding company. Mr. Parseghian has had over twenty-five years of progressively increasing responsibility in the areas of investment banking, investment management and risk management. His background includes substantial involvement in the analysis, securitization and management of mortgage-backed securities. Mr. Parseghian’s mortgage industry and risk management experience led to a conclusion that it is appropriate that he continue to serve as a director.

Directors Not Standing for Re-Election and Former Directors

The following member of the Board will not be standing for re-election at the Annual Meeting:

George J. Kilroy, 62, currently serves as a Class II director and as Executive Vice President, Fleet. Since 2001, Mr. Kilroy has been responsible for the management of the Company’s vehicle fleet management services business, PHH Arval. From May 1997 to March 2001, Mr. Kilroy served as Senior Vice President, Business Development and was responsible for new client sales, client relations and marketing for PHH Arval’s United States operations. Mr. Kilroy joined PHH Arval in 1976 as an Account Executive in the Truck and Equipment Division and has held positions of increasing responsibility, including head of Diversified Services and Financial Services.

The following former members of the Board served as directors during 2009:

Ann D. Logan, 55, served as a director from January 31, 2005, until April 1, 2010. Since July 2000, Ms. Logan has worked with various non-profit organizations. Ms. Logan was an Executive Vice President at the Federal National Mortgage Association (“Fannie Mae”) from January 1993 to July 2000. Ms. Logan ran the single-family mortgage business at Fannie Mae from 1998 to 2000 and was the Chief Credit Officer from 1993 to 1998. From 1989 to 1993, Ms. Logan was a Senior Vice President in charge of Fannie Mae’s Northeast Regional Office in Philadelphia. Prior to joining Fannie Mae, Ms. Logan was Assistant Vice President at Standard & Poor’s Corporation in New York. From 1976 to 1980, Ms. Logan worked for the U.S. Senate Judiciary Committee and served as the Committee Staff Director in 1980.

Jonathan D. Mariner, 55, served as a director until December 31, 2009.

Terence W. Edwards, 54, served as a director until June 10, 2009.

A.B. Krongard, 73, served as a director and as our non-executive Chairman of the Board until June 10, 2009.

Francis J. Van Kirk, 61, served as a director until March 30, 2009.

Independence of the Board of Directors

Under the rules of the NYSE and the SEC, our Board is required to affirmatively determine which directors are independent and to disclose such determination in our annual report to stockholders and in our proxy statement for each annual meeting of stockholders. Our Board has reviewed each director’s relationships with us in conjunction with our previously adopted categorical Independence Standards for Directors (the “Independence Standards”) and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our categorical Independence Standards is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of our Independence Standards is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054. Based on the Board’s review, our Board has affirmatively determined that each of our current non-employee directors and director nominees — Messrs. Brinkley, Egan, Loren, Parseghian and Wetzel and Ms. Reif — is independent within the meaning of our categorical Independence Standards and the NYSE Listing Standards and has no material relationship with us or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has also determined that Messrs. Selitto and Kilroy, who serve as executive officers, are not independent directors. Accordingly, 75% of our incumbent directors, representing more than two-thirds of our incumbent directors as required by our Corporate Governance Guidelines, are independent. As noted above, the Board presently intends to appoint a new independent director to the Board to fill the vacancy created in Class III of the Board upon the election of Mr. Wetzel as a Class II director at the Annual Meeting. Following any such appointment of a new independent Class III director and in the absence of any additional changes in the composition of the Board, it is anticipated that 87.5% of the Board will be comprised of independent directors.

In evaluating Mr. Brinkley’s independence, the Board reviewed and considered certain relationships and transactions involving Mr. Brinkley and affirmatively determined that Mr. Brinkley is an independent director within the meaning of the NYSE Listing Standards and our Independence Standards. The relationships and transactions involving Mr. Brinkley that were reviewed and considered by the Board are as follows:

Mr. Brinkley became Vice Chairman of Smith Barney’s Global Private Client Group (“SBGPCG”) following the acquisition by Citigroup Inc. (“Citigroup”) of LMWW in December 2005. Mr. Brinkley served in such capacity until May 31, 2009, at which time, Citigroup and Morgan Stanley created a joint venture entity known as Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”) in which Citigroup holds a minority ownership interest and to which Citigroup contributed, among other things, the business of SBGPCG. Since May 31, 2009, Mr. Brinkley has served as Vice Chairman of the Morgan Stanley Smith Barney Global Wealth Management (“MSSBGWM”) division of MSSB Holdings. The Company has no relationships with SBGPCG, MSSB Holdings or MSSBGWM. The Company has certain relationships with the Corporate and Investment Banking segment of Citigroup, including financial services, commercial banking and other transactions. Citigroup is a lender, along with various other lenders, in several of our credit facilities and vehicle management asset-backed debt. The fees paid to Citigroup, including interest expense, were approximately $20 million during the year ended December 31, 2009, representing less than 0.1% of Citigroup’s consolidated revenues for the year ended December 31, 2009. Citigroup Global Markets, Inc. was a joint book-running manager for our offering of 4.00% Convertible Senior Notes due 2014 that closed on September 29, 2009. We used a portion of the net proceeds from the offering to reduce the principal balance under one of the credit facilities in which Citigroup is a lender. The Company’s indebtedness to Citigroup was $103 million as of December 31, 2009, representing less than 0.1% of Citigroup’s total consolidated assets as of December 31, 2009, and was made in the ordinary course of business upon terms, including interest rates and collateral, substantially the same as those prevailing at the time for comparable loans. Mr. Brinkley’s son, Douglas Brinkley, is a principal at Colliers Pinkard, a member firm of Colliers, which provides certain lease management services to us. The fees paid to Colliers during 2009 were approximately $284,500, representing less than 0.1% of Colliers’ global revenues.

Our Board had previously determined that the following former directors that served on the Board during 2009 were independent within the meaning of our categorical Independence Standards and the NYSE Listing Standards during their respective terms of service on the Board and had no material relationship with us or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that had a relationship with us: Ann D. Logan, Jonathan Mariner, A.B. Krongard and Fran Van Kirk. Our Board had also previously determined that Mr. Terence W. Edwards, our former President and Chief Executive Officer who served on the Board during 2009, was not an independent director by virtue of his position as an executive officer of the Company.

COMMITTEES OF THE BOARD

The Board has a standing Audit Committee, Compensation Committee, Corporate Governance Committee, and Finance and Risk Management Committee. Each such committee consists solely of directors who have been affirmatively determined to be “independent” within the meaning of the NYSE Listing Standards and the Company’s Independence Standards. In addition, the Board has a standing Executive Committee which may take certain actions on behalf of the Board when the Board is not in session.

Audit Committee

The Audit Committee assists our Board in the oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm and our internal audit function, and our compliance with legal and regulatory requirements. The Audit Committee also oversees our corporate accounting and reporting practices by:

•	meeting with our financial management and independent registered public accounting firm to review our financial statements, quarterly earnings releases and financial data;

•	appointing and pre-approving all services provided by the independent registered public accounting firm that will audit our financial statements;

•	reviewing the selection of the internal auditors that provide internal audit services;

•	reviewing the scope, procedures and results of our audits; and

•	evaluating our key financial and accounting personnel.

The Audit Committee is currently comprised of Messrs. Egan (Chair), Parseghian and Wetzel. Our Board has determined that Mr. Egan qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules and is an independent director under the Independence Standards and the NYSE Listing Standards. During 2009, the Audit Committee met eight times and each incumbent member of the Audit Committee attended at least 75% of the meetings held by the Audit Committee during the period in which each such member served as a member of the Audit Committee.

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee operates pursuant to a written charter that is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of the Audit Committee’s charter is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Compensation Committee

The Compensation Committee determines and approves all elements of compensation for our Chief Executive Officer and senior management; reviews and approves our compensation strategy, including the elements of total compensation for senior management; reviews and approves the annual bonus and long-term bonus incentive plans, and reviews and grants equity awards for our employees. The Compensation Committee also assists us in developing compensation and benefit strategies to attract, develop and retain qualified employees. See “Executive Compensation” for additional information regarding the process for the determination and consideration of executive compensation. The Compensation Committee is currently comprised of Messrs. Loren (Chair), Brinkley and Parseghian. During 2009, the Compensation Committee met fifteen times and each incumbent member of the Compensation Committee attended at least 75% of the meetings held by the Compensation Committee during the period in which each such member served as a member of the Compensation Committee.

The Compensation Committee operates pursuant to a written charter that is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of the Compensation Committee’s charter is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing and revising our Corporate Governance Guidelines, Code of Business Conduct and Ethics for Directors and our Code of Conduct for employees and officers. The Corporate Governance Committee identifies, evaluates and recommends nominees for our Board for each annual meeting (see “Corporate Governance — Nomination Process and Qualifications for Director Nominees” below); evaluates the composition, organization and governance of our Board and its committees, and develops and recommends corporate governance principles and policies applicable to us. The Corporate Governance Committee is also responsible for reviewing and recommending to the Board the compensation of our non-employee directors. The Corporate Governance Committee is currently comprised of Messrs. Egan (Chair), Brinkley, Loren and Parseghian. During 2009, the Corporate Governance Committee met nine times and each incumbent member of the Corporate Governance Committee attended at least 75% of the meetings held by the Corporate Governance Committee during the period in which each such member served as a member of the Corporate Governance Committee.

The Corporate Governance Committee operates pursuant to a written charter that is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of the Corporate Governance Committee’s charter is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Finance and Risk Management Committee

The Finance and Risk Management Committee was formed on February 27, 2008 to assist our Board in fulfilling its oversight responsibilities with respect to the assessment of our overall capital structure and its impact on the generation of appropriate risk adjusted returns, as well as the existence, operation and effectiveness of our risk management programs, policies and practices. The Finance and Risk Management Committee is currently comprised of Messrs. Parseghian (Chair) and Wetzel and Ms. Reif. During 2009, the Finance and Risk Management Committee met seven times and each incumbent member of the Finance and Risk Management Committee attended at least 75% of the meetings held by the Finance and Risk Management Committee during the period in which each such member served as a member of the Finance and Risk Management Committee.

The Finance and Risk Management Committee operates pursuant to a written charter that is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of the Finance and Risk Management Committee’s charter is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Executive Committee

The Executive Committee may generally exercise all of the powers of our Board when the Board is not in session, including, subject to certain limitations, the power to authorize the issuance of stock, except that the Executive Committee has no power to alter, amend or repeal our by-laws or any resolution or resolutions of the Board, declare any dividend or make any other distribution to our stockholders, appoint any member of the Executive Committee or take any other action which legally may be taken only by the full Board. The Executive Committee is currently comprised of Messrs. Egan, Brinkley, Loren, Parseghian and Wetzel and Ms. Reif. During 2009, the Executive Committee did not meet.

CORPORATE GOVERNANCE

Board of Directors’ Role in Risk Oversight

The business and affairs of the Company are managed under the direction of the Board in accordance with the Company’s amended and restated by-laws. The role of the Board is one of oversight, including as to matters relating to risk management. The Company’s management is responsible for managing the day-to-day operations and affairs of the Company, including the development and implementation of systems and processes to identify and monitor risks to the Company and policies and procedures to ensure that risks undertaken by the Company are consistent with the Company’s business objectives and risk tolerances. To assist it in fulfilling its oversight function, including as to matters related to risk management, the Board has established four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Finance and Risk Management Committee. Each standing committee regularly reports to the Board and is responsible for risk oversight in connection with actions taken by such committee consistent with the exercise of fiduciary duties by the directors serving on such committee.

The Audit Committee charter provides that the Audit Committee is responsible for discussing the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial accounting and risk exposures and the steps management has undertaken to control them. Further, as part of the Company’s periodic reporting process, management reviews with the Audit Committee the Company’s disclosures contained in the Company’s periodic reports filed with the SEC, including disclosure concerning the Company’s risk factors.

The primary purpose of the Finance and Risk Management Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the assessment of the Company’s overall capital structure and its impact on the generation of appropriate risk adjusted returns, as well as the existence, operation and effectiveness of the risk management programs, policies and practices of the Company, among other things. The Finance and Risk Management Committee regularly discusses with the Company’s management, including, among others, the Chief Executive Officer, Chief Financial Officer and Treasurer, risks facing the Company and management’s plans and initiatives undertaken to mitigate such risks.

Board Leadership Structure

Since 2005, our Chairman of the Board has been an independent, non-employee director. The Chairman of the Board is elected by a majority vote of the directors. Currently, James O. Egan serves as our non-executive Chairman of the Board, a position he has held since June 17, 2009. Mr. Egan has served as a director and as Chair of the Audit Committee of the Board since March 30, 2009. Mr. Egan has also served as Chair of the Corporate Governance Committee of the Board since June 17, 2009.

In his capacity as non-executive Chairman of the Board, Mr. Egan leads all meetings of our Board at which he is present, but does not serve as an employee or corporate officer. The non-executive Chairman of the Board serves on appropriate committees as requested by the Board, sets meeting schedules and agendas and manages information flow to the Board to assure appropriate understanding of, and discussion regarding matters of interest or concern to the Board. The non-executive Chairman of the Board also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as the Board may from time-to-time prescribe.

The decision to separate the positions of Chairman of the Board and Chief Executive Officer was made at the time the Company was spun-off from Cendant Corporation in early 2005. Although the Board does not currently have a policy requiring that the positions of Chairman of the Board and Chief Executive Officer be separated, the Board continues to believe that it is appropriate for the Chairman of the Board to be an independent, non-employee director to ensure that the Board operates independently of management in the fulfillment of its oversight function and that the matters presented for consideration by the Board and its committees reflect matters of key importance to the Company and it stockholders as determined by the independent directors.

Executive Sessions of Non-Management Directors

Executive sessions of non-management directors are held regularly by the Board and its Committees without management present to discuss the criteria upon which the performance of the Chief Executive Officer and other senior executives is based, the performance of the Chief Executive Officer and other senior executives against such criteria, the compensation of the Chief Executive Officer and other senior executives and any other relevant matters. Our Board has designated Mr. Egan, our non-executive Chairman of the Board and Chairman of the Corporate Governance Committee, as the presiding director of executive sessions of the non-management directors of the Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in monitoring the effectiveness of decision-making, both at the Board and management levels and to enhance long-term stockholder value. The Corporate Governance Guidelines outline the following:

•	the responsibilities of the Board;

•	the composition of the Board, including the requirement that two-thirds of the directors be independent within the meaning of the NYSE Listing Standards;

•	Director duties, tenure, retirement and succession;

•	conduct of Board and Committee meetings; and

•	the selection and evaluation of the Chief Executive Officer.

Our Corporate Governance Guidelines are available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of our Corporate Governance Guidelines is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Code of Business Conduct and Ethics for Directors

We are committed to conducting business in accordance with the highest standards of business ethics and complying with applicable laws, rules and regulations. In furtherance of this commitment, our Board promotes ethical behavior and has adopted a Code of Business Conduct and Ethics for Directors (the “Directors Code”) that is applicable to all of our directors. The Directors Code provides, among other things:

•	guidelines for directors with respect to what constitutes a conflict of interest between a director’s private interests and interests of PHH;

•	a set of standards that must be followed whenever we contemplate a business relationship between us and a director;

•	restrictions on competition between our directors and PHH and the use of our confidential information by directors for their personal benefit; and

•	disciplinary measures for violations of the Directors Code and any other applicable rules and regulations.

The Directors Code is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” We will post any amendments to the Directors Code, or waivers of its provisions, to our corporate website under the heading “Investor Relations — Corporate Governance.” A copy of the Directors Code is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Code of Conduct for Employees and Officers

Our Board has also adopted a Code of Conduct for employees and officers (the “Employees and Officers Code”) that is applicable to all of our officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Employees and Officers Code provides, among other things:

•	guidelines for our officers and employees with respect to ethical handling of conflicts of interest, including examples of the most common types of conflicts of interest that should be avoided (e.g., receipt of improper personal benefits, having an ownership interest in other businesses that may compromise an officer’s loyalty to us, obtaining outside employment with a competitor of ours, etc.);

•	a set of standards to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us, including, for example, a specific requirement that all accounting records must be duly preserved and must accurately reflect our assets and liabilities;

•	a requirement to comply with all applicable laws, rules and regulations;

•	guidance promoting prompt internal communication of any suspected violations of the Employees and Officers Code to the appropriate person or persons identified in the Employees and Officers Code; and

•	disciplinary measures for violations of the Employees and Officers Code and any other applicable rules and regulations.

The Employees and Officers Code is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” We will post any amendments to the Employees and Officers Code, or waivers of its provisions for any of our executive officers, to our corporate website under the heading “Investor Relations — Corporate Governance.” A copy of the Employees and Officers Code is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

Nomination Process and Qualifications for Director Nominees

The Board has established certain procedures and criteria for the selection of nominees for election to our Board. In accordance with the Board’s Corporate Governance Guidelines, the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Pursuant to its charter, the Corporate Governance Committee is required to identify individuals qualified to become members of the Board, which shall be consistent with the Board’s criteria for selecting new directors. The Corporate Governance Committee considers criteria such as diversity, age, skills and experience so as to enhance the Board’s ability to oversee in the interest of our stockholders our affairs and business, including, when applicable, to enhance the ability of Committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE requirement. The Corporate Governance Committee is also responsible for conducting a review of the credentials of individuals it wishes to recommend to the Board as a director nominee, recommending director nominees to the Board for submission for a stockholder vote at either an annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors, reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including but not limited to an employment change, and recommending whether such a director should be re-nominated to the Board or continue as a director.

Our amended and restated by-laws provide the procedure for stockholders to make director nominations either at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. A stockholder who is both a stockholder of record on the date of notice as provided for in our amended and restated by-laws and on the record date for the determination of stockholders entitled to vote at such meeting and gives timely notice can nominate persons for election to our Board either for an annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. The notice must be delivered to or mailed and received by the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054:

•	in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the later of the 60th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made, and

•	in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was sent or public announcement of the date of the special meeting was made, whichever first occurs.

The stockholder’s notice to our Corporate Secretary must be in writing and include the following information, as more fully described in Section 1.10 of our amended and restated by-laws:

(i) as to each person whom the stockholder proposes to nominate for election as a director (each, a “Proposed Nominee”):

•	all information relating to the Proposed Nominee that would be required to be disclosed in connection with solicitations of proxies for election of the Proposed Nominee pursuant to Regulation 14A of the Exchange Act; and

•	a statement of the background and qualifications of each such Proposed Nominee;

(ii) as to the stockholder giving the notice of any Proposed Nominee and any Stockholder Associated Person (as defined in the amended and restated by-laws):

•	the class, series and number of all shares of stock or other securities of the Company or any affiliate of the Company (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person;

•	the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

•	whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly, is subject to or during the last six months has engaged in any hedging, derivative or similar transactions with respect to any Company Securities; and

•	any interest, direct or indirect, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Company or any affiliate of the Company, other than an interest arising from the ownership of Company Securities;

(iii) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in (ii) above, and any Proposed Nominee, the name and address of such stockholder, as they appear on the Company’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee;

(iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the Proposed Nominee(s) in its notice, and

(v) any other information relating to such stockholder that would be required to be disclosed in connection with solicitations of proxies for election of the Proposed Nominee pursuant to Regulation 14A of the Exchange Act.

Such notice must be accompanied by a written consent of each Proposed Nominee to be named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in our amended and restated by-laws. If the chairman of the meeting determines that a nomination was not made in accordance with the above-described procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice of a stockholder proposal under our amended and restated by-laws.

Communication with Non-Management Directors

In accordance with our Corporate Governance Guidelines, all stockholder and interested party communications to any director, the non-management directors as a group or the Board shall be forwarded to the attention of the Chair of the Corporate Governance Committee, c/o the Corporate Secretary, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054. The Corporate Secretary shall review all such stockholder and interested party communications and discard those which (i) are not related to our business or governance of our Company, (ii) are commercial solicitations which are not relevant to the Board’s responsibilities and duties, (iii) pose a threat to health or safety or (iv) the Chair of the Corporate Governance Committee has otherwise instructed the Corporate Secretary not to forward. The Corporate Secretary will then forward all relevant stockholder and interested party communications to the Chair of the Corporate Governance Committee for review and dissemination.

DIRECTOR COMPENSATION

Our non-employee directors compensation program is intended to align our non-employee directors’ interests with those of our stockholders by providing for equity-based compensation, to focus our non-employee directors on sustainable value creation by restricting the sale of vested equity-based compensation until at least 200 days (and in some cases up to one year) after a non-employee director’s Board service ceases, and to provide our non-employee directors with market-competitive compensation for their Board service. Members of our Board who are also our officers or employees do not receive any additional compensation for serving as a director.

The Corporate Governance Committee is responsible for reviewing and recommending to the Board the compensation of our non-employee directors. During 2009, the Corporate Governance Committee and the Compensation Committee jointly requested that the Compensation Committee’s independent compensation consultant undertake an analysis of market-competitive director compensation levels and practices. Although the consultant’s analysis determined that our non-employee director compensation program is below market-competitive median levels, the Corporate Governance Committee decided to defer any discussion of potential changes to the non-employee director compensation program until mid-2010.

The following table sets forth our non-employee director compensation schedule for 2009:

Compensation

Annual Non-Executive Chairman of the Board Retainer	$170,000
Annual Non-Executive Board Member Retainer	120,000
New Director Equity Grant	60,000
Audit Committee Chair Retainer	20,000
Audit Committee Member Retainer	12,000
Compensation Committee Chair Retainer	15,000
Compensation Committee Member Retainer	10,000
Corporate Governance Committee Chair Retainer	9,000
Corporate Governance Committee Member Retainer	7,000
Finance and Risk Management Committee Chair Retainer	17,500
Finance and Risk Management Committee Member Retainer	11,000

At the end of the first calendar quarter following the date that a non-employee director first commences service as a member of the Board, such non-employee director is granted restricted stock units under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “2005 Equity and Incentive Plan”) with an aggregate grant date fair value of approximately $60,000 with cash being paid in lieu of any fractional restricted stock units. Each such restricted stock unit is immediately vested and non-forfeitable and represents the right to receive one share of the Company’s common stock on the one year anniversary date following the date such director’s service as a member of the Board terminates for any reason. During 2009, Messrs. Egan, Loren and Parseghian first commenced service on the Board.

With the exception of new director equity grants, non-employee director compensation is paid in arrears in four equal quarterly installments at the end of each calendar quarter (each payment date, a “Fee Payment Date”) and is paid half in restricted stock units that are granted under our 2005 Equity and Incentive Plan (the “Director RSUs”) and, unless deferred as described below, half in cash. Each Director RSU represents the right to receive one share of our common stock upon settlement of such Director RSU. Director RSUs are immediately vested and are settled in shares of our common stock one year after the director is no longer a member of the Board. Director RSUs may not be sold or otherwise transferred for value prior to the director’s termination of service on the Board.

The number of Director RSUs granted to each non-employee director on each Fee Payment Date that is attributable to the portion of the compensation that is payable in the form of Director RSUs is determined by dividing one-half of the total dollar amount of compensation that is payable to each such non-employee director on such Fee Payment Date by the closing price of our common stock on the NYSE on such Fee Payment Date (or, if there was no trading of our common stock on the NYSE on such Fee Payment Date, the closing price of our common stock on the date last preceding such Fee Payment Date upon which our common stock was traded on the NYSE).

Fractional Director RSUs are not granted and any fractional portion resulting from the foregoing calculation is paid in cash or deferred as described below.

A non-employee director may elect to defer under the PHH Corporation Non-Employee Directors’ Deferred Compensation Plan all or any portion of any compensation that would otherwise be paid to such non-employee director in cash. If deferred, a director is credited with additional Director RSUs with a fair market value on each applicable Fee Payment Date equal to the cash that such non-employee director has elected to defer in lieu of such cash. Director RSUs that are received pursuant to elective deferrals of fees that are otherwise payable in cash are immediately vested and are settled in shares of our common stock 200 days after the director is no longer a member of the Board.

We do not maintain a pension plan for non-employee directors. Non-employee directors did not receive any form of compensation for 2009 other than as described above.

Director Compensation Table

The following table sets forth the compensation paid to or earned by each of our current and former non-employee directors during 2009:

							Change in
							Pension
							Value and
							Nonqualified
	Fees					Non-Equity	Deferred
	Earned or		Stock		Option	Incentive Plan	Compensation	All Other
	Paid in Cash		Awards		Awards	Compensation	Earnings	Compensation	Total
Name	($)		($) (1)		($)	($)	($)	($)	($)

James W. Brinkley	69,695		69,613		—	—	—	—	139,308
James O. Egan (2)	69,830		129,686		—	—	—	—	199,516
A.B. Krongard (3)	44,571	(4)	44,440	(4)	—	—	—	—	89,011
Ann D. Logan (5)	78,050		77,950		—	—	—	—	156,000
Allan Z. Loren (6)	39,429		99,340		—	—	—	—	138,769
Jonathan D. Mariner (7)	72,510		72,413		—	—	—	—	144,923
Gregory J. Parseghian (8)	40,100		100,015		—	—	—	—	140,115
Deborah M. Reif (9)	—		—		—	—	—	—	—
Francis J. Van Kirk (10)	18,686		18,645		—	—	—	—	37,331
Carroll R. Wetzel, Jr. (11)	—		—		—	—	—	—	—

(1)	The amounts shown in this column reflect the aggregate grant date fair value of awards to our non-employee directors of restricted stock units during 2009. See Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for the assumptions used in calculating our equity-based compensation expense. See also Footnote 4 below.

(2)	Mr. Egan commenced service on the Board on March 30, 2009.

(3)	Mr. Krongard served on the Board until June 10, 2009.

(4)	During 2009, Mr. Krongard deferred $29,128.85 of the cash portion of his retainers pursuant to the Non-Employee Directors Deferred Compensation Plan and received 1,866 Director RSUs in lieu of such cash. The $29,128.85 that Mr. Krongard deferred in the form of Director RSUs is included in the “Fees Earned or Paid in Cash” column rather than the “Stock Awards” column under applicable SEC rules because such amount was earned in cash and then deferred into Director RSUs under the Non-Employee Directors’ Deferred Compensation Plan.

(5)	Ms. Logan served on the Board until April 1, 2010.

(6)	Mr. Loren commenced service on the Board on June 10, 2009.

(7)	Mr. Mariner served on the Board until December 31, 2009.

(8)	Mr. Parseghian commenced service on the Board on June 10, 2009.

(9)	Ms. Reif commenced service on the Board on April 1, 2010.

(10)	Mr. Van Kirk served on the Board until March 30, 2009.

(11)	Mr. Wetzel commenced service on the Board on January 1, 2010.

PROPOSAL 2 — TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The submission of this matter for approval by stockholders is not legally required; however, the Board believes that such submission provides stockholders an opportunity to provide feedback to the Board on an important issue of corporate governance. If stockholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. In the event that Deloitte & Touche LLP is unable to serve as independent registered public accounting firm for the fiscal year ending December 31, 2010 for any reason, the Audit Committee will appoint another independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions regarding the Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED ‘‘FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT COMMITTEE REPORT

In connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2009, the Audit Committee:

•	Reviewed and discussed the Company’s audited consolidated financial statements with management;

•	Discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Date: March 31, 2010	Audit Committee of the Board of Directors
James O. Egan
Ann D. Logan
Carroll R. Wetzel, Jr.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our independent registered public accounting firm, Deloitte & Touche LLP (the “Independent Auditor”). The Audit Committee has adopted a pre-approval policy and implemented procedures that provide that all engagements of our Independent Auditor are reviewed and pre-approved by the Audit Committee, except for such services that fall within the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that our Audit Committee approves prior to the completion of the audit. The pre-approval policy also permits the delegation of pre-approval authority to a member of the Audit Committee between meetings of the Audit Committee, and any such approvals are reviewed and ratified by the Audit Committee at its next scheduled meeting.

For the years ended December 31, 2009 and 2008, professional services were performed for us by our Independent Auditor pursuant to the oversight of our Audit Committee. Representatives of our Independent Auditor are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions regarding the Company.

Set forth below are the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates. All fees and services were approved in accordance with the Audit Committee’s pre-approval policy.

	Year Ended
	December 31,
Fees by Type	2009	2008
	(In millions)

Audit fees	$5.1	$7.8
Audit-related fees	0.8	0.6
Tax fees	0.6	0.5
All other fees	0.0	0.0

Total	$6.5	$8.9

Audit Fees.  Audit fees primarily related to the annual audits of the Consolidated Financial Statements included in our Annual Reports on Form 10-K and our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Condensed Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q and services provided in connection with regulatory and statutory filings.

Audit-Related Fees.  Audit-related fees primarily related to audit fees for our employee benefit plans, comfort letters for registration statements and agreed upon procedures.

Tax Fees.  Tax fees related to tax compliance, tax advice and tax planning.

All Other Fees.  The aggregate fees billed for all other services during the years ended December 31, 2009 and 2008 were not significant and primarily related to software license fees.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2009:

	(a)		(b)		(c)
Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Weighted-Average		Under Equity
	to be Issued Upon		Exercise Price of		Compensation Plans
	Exercise of		Outstanding		(Excluding
	Outstanding Options,		Options,Warrants		Securities Reflected
	Warrants and Rights		and Rights		in Column (a))

Plan Category
Equity compensation plans approved by security holders (1)	4,797,242		$18.53		3,869,705
Equity compensation plans not approved by security holders	—		—		—

Total	4,797,242	(2)	$18.53	(3)	3,869,705

(1)	Equity compensation plans approved by security holders include the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan that was approved by our stockholders on June 10, 2009. See also Note 17, “Stock-Based Compensation” in the Notes to the Consolidated Financial Statements included in the 2009 Annual Report for more information.

(2)	Includes 1,932,445 restricted stock units and 2,864,797 stock options.

(3)	Because there is no exercise price associated with restricted stock units, restricted stock units described in Footnote 2 above are not included in the weighted-average exercise price calculation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review, recommended to the Board of Directors that the Compensation Discussion and Analysis set forth below be included in the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2009.

Date: April 19, 2010	Compensation Committee of the Board of Directors
Allan Z. Loren (Chair)
James W. Brinkley
Gregory J. Parseghian

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

PHH underwent significant change in 2009, with transitions in both the Board of Directors and the management team. Despite these transitions, the Company provided positive stockholder returns, including overall corporate profitability for the year. These changes were accompanied by changes to the executive compensation programs in 2009 (as well as 2010), as PHH continued its efforts to better align employee rewards with sustainable stockholder value creation. In preparation for 2009, the Compensation Committee authorized management to work with the Compensation Committee’s independent compensation consultant to provide recommendations for a new long-term incentive plan. The Compensation Committee directed management to design a performance-based program that would provide regular equity grants to members of management, in order to better align executives’ interests with those of the stockholders, and reward executives commensurate with sustainable stockholder value creation. This request was made in the context of the lack of long-term incentive grants in 2006 and 2007, and the nature of the 2008 grant. The Compensation Committee reviewed management’s recommendations, and approved long-term incentive awards in February 2009 linked to profitability measures.

Following the 2009 annual meeting of stockholders, new members joined the Board of Directors and the Compensation Committee, and there was a change in the Chief Executive Officer position. Given these and other changes in the Board and management team over the last year, the Compensation Committee asked management to work with the Compensation Committee’s independent compensation consultant to undertake a thoughtful, multi-phase approach to developing a new, integrated executive compensation program that is market-competitive, pay-for-performance driven, and aligned with PHH’s achievement of its short-term and long-term strategic objectives and sustainable stockholder value creation. This approach consists of:

1. Designing a new Management Incentive Plan for 2010 that aligns rewards with achievement of PHH’s key objectives, including the focus on achieving Core Earnings (Pre-Tax) (defined below), and the transformation objectives that will result in a reengineering of the Company’s operations and organizational structure. The 2010 Management Incentive Plan has been adopted and is described more fully below.

2. Developing a new executive compensation philosophy that will be the underpinning of executive compensation decision-making. This philosophy will be aligned with sustainable stockholder value creation.

3. Designing a new, integrated executive compensation program for 2011, based on the executive compensation philosophy, PHH’s key strategic objectives, including transformation, and leading market practices around compensation design and risk. The 2010 Management Incentive Plan is a bridge to the 2011 program.

4. Designing a new long-term incentive plan consistent with the integrated executive compensation program in the context of leading market practices around the linkage to sustainable stockholder value creation and risk management.

The Compensation Committee’s 2009/2010 corporate governance, process and decision-making around executive compensation program design and payouts were made in explicit accordance with a focus on sustainable stockholder value creation.

Corporate Governance

Compensation Committee Oversight of Executive Compensation.  The Compensation Committee of the Board of Directors underwent a change in 2009. The Compensation Committee was originally comprised of three independent, non-employee directors — Messrs. James Brinkley (Chair) and A.B. Krongard and Ms. Ann Logan. In June 2009, Mr. Allan Loren replaced Mr. Krongard on the Compensation Committee, and assumed the Chairmanship of the Compensation Committee from Mr. Brinkley. On April 1, 2010, Mr. Greg Parseghian replaced Ms. Logan on the Compensation Committee.

The Board of Directors has adopted a Compensation Committee charter which sets forth the purpose, composition, authority and responsibilities of the Compensation Committee. The Compensation Committee is currently reviewing its charter and may recommend to the Board that the Compensation Committee charter be revised to broaden the scope and authority of the Compensation Committee.

The changes in the Compensation Committee’s membership have not affected its responsibility for overseeing PHH’s executive compensation policies, including evaluating and approving the compensation of PHH’s Named Executive Officers as listed in the “Summary Compensation Table” below. The Compensation Committee reviews and determines the base salary, annual and long-term incentive awards, equity awards and other compensation for each Named Executive Officer, including PHH’s President and Chief Executive Officer, as well as other executive officers, and evaluates PHH’s compensation policies. The Compensation Committee also has the authority to engage and retain executive compensation consultants to assist with such evaluations, and has, in fact, retained PricewaterhouseCoopers LLP (“PwC”) as its independent consultant.

Role of Management in Executive Compensation Decisions.  Generally, PHH’s Chief Executive Officer makes recommendations to the Compensation Committee as it relates to the compensation of the Company’s other executive officers. In addition, the Company’s executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer and human resources personnel, may provide input and make proposals as requested by the

Compensation Committee regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for key employees. These proposals may be made on the initiative of the Chief Executive Officer, the executive officers or upon the request of the Compensation Committee. The Compensation Committee makes the ultimate decisions relating to executive compensation design and payouts.

Executive Compensation Consultants.  During 2009, the Compensation Committee retained PwC to assist it with the evaluation of the Company’s executive compensation. PwC analyzed and provided comparative executive and director compensation data and compensation program design assistance for the Compensation Committee’s consideration in evaluating and setting the compensation of the Named Executive Officers and the overall structure of the Company’s compensation policies, as well as assistance with market-competitive data in connection with the Company’s Chief Executive Officer search. The compensation services PwC provided to the Compensation Committee resulted in approximately $265,000 in fees paid to PwC during 2009. During 2009, upon prior approval, PwC also provided certain other consulting services to management. These additional services were provided by individuals different from those who work directly with the Compensation Committee. These additional services, which mainly related to corporate tax management/planning, internal audit outsourcing and other consulting services, resulted in payments to PwC of approximately $2,050,000 during 2009. The projects associated with many of these additional services have been completed, and it is expected that work during 2010 related to the remaining services will be about 15% of the amount paid to PwC during 2009 in respect of such services. The Compensation Committee believes that these other services, which are performed by PwC employees other than the PwC employees providing compensation consulting services to the Compensation Committee, do not compromise PwC’s ability to provide the Compensation Committee with an independent perspective on executive compensation. The Compensation Committee has asked PwC to provide executive compensation consulting services to the Compensation Committee again in 2010.

Compensation Process

Executive Compensation Objectives.  The primary objective of the Company’s executive compensation policies, as overseen by the Compensation Committee, is to attract, retain and motivate qualified executive officers to manage the Company’s business in order to maximize sustainable stockholder value creation within approved risk profiles. The Company’s executive compensation policies are intended to facilitate the achievement of the Company’s short-term and long-term business strategies through aligning compensation with performance by:

•	providing base salaries and other compensation that are competitive and designed to attract and retain executive talent;

•	rewarding executive performance through variable, at-risk compensation that is dependent upon meeting specified performance targets; and

•	aligning the interests of the Company’s executive officers with the interests of the Company’s stockholders by providing equity-based compensation as a component of total compensation.

The Compensation Committee does not rely upon a fixed formula or specific numerical criteria in determining each Named Executive Officer’s total compensation or the allocation of compensation among the various components of compensation described below. Moreover, the Compensation Committee does not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. Rather, the Compensation Committee exercises its business judgment in determining total compensation based upon the following criteria:

•	the Company’s short-term and long-term strategic objectives, financial and other performance criteria and individual performance goals;

•	the competitive compensation levels for executive officers at companies in similar businesses and/or of similar size;

•	the overall economic environment and industry conditions;

•	unique circumstances impacting the Company and the Company’s executive officers; and

•	the recommendations of the Compensation Committee’s independent executive compensation consultants.

Based upon its analysis of these criteria, the Compensation Committee determines each component of executive compensation (as discussed below) for the Named Executive Officers, taking into consideration the total compensation relative to Peer Group (as defined in “Benchmarking” below) and other market-competitive practice.

Benchmarking.  The Compensation Committee believes that an understanding of market-competitive practices is a critical underpinning to making sound executive compensation decisions. In early 2009, the Compensation Committee conducted its annual review of the peer group which it uses to ensure that the Company is competitive in attracting and retaining executive talent. The peer group was revised at that time to reflect the turbulence in the capital markets, and the fact that many peer organizations were no longer independent, publicly-traded organizations. The revised peer group against which the Company benchmarked its executive compensation consisted of seven companies in similar businesses, including mortgage, leasing, and financial services companies with whom the Company competes for executive talent and/or investor capital. PHH’s revenue approximated the 75th percentile of the peer group. The Compensation Committee will again review the peer group composition as part of the Company’s overall executive compensation redesign for 2011.

The companies in the peer group are:

• Fidelity National Information Services, Inc.	• MGIC Investment Corp.	• Wright Express Corp.
• Flagstar Bancorp Inc.	• Radian Group, Inc.
• GATX Corp.	• Ryder System, Inc.

AMERCO and IndyMac Bancorp, Inc. were removed from the peer group.

The Compensation Committee asked PwC to also provide data from multiple national compensation databases (the “Survey Data”) in order to assist in the compensation evaluation due to the unique nature of the Company’s business units and the lack of peer companies with a similar business unit mix for comparison.

The Compensation Committee evaluated the base salary, short-term and long-term incentives and actual and target total compensation levels for the Peer Group and Survey Data, including the median and percentile ranges for each compensation component, for comparison with that of PHH’s Named Executive Officers. The Compensation Committee determined that for 2009, total executive compensation for the Named Executive Officers should be targeted at or slightly above the median of the compensation of the Peer Group for above-average performance in order to be competitive with the compensation structure of the Peer Group and to attract and retain executive talent. The Compensation Committee will again review this compensation philosophy in connection with the Company’s executive compensation program redesign for 2011 and may adjust these targets based upon how they advance sustainable stockholder value creation.

2009 Executive Compensation Program Design

Components of Executive Compensation.  The primary components of the executive compensation arrangements for the Company’s Named Executive Officers are base salaries, variable annual compensation programs and long-term incentive awards. In making its decisions for 2009, the Compensation Committee considered the turbulent nature of the economy, and the negative trend in share price in the overall capital markets.

Base Salaries.  The Compensation Committee is responsible for determining the base salary of PHH’s Chief Executive Officer and other Named Executive Officers, which includes the review and approval of annual adjustments to their base salaries. Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position in order to attract and retain executive talent.

During 2009, the Compensation Committee evaluated salary levels based upon competitive compensation levels for companies in the Peer Group, as well as consideration of the nature of each executive officer’s position and the contribution, achievement, experience and tenure of each executive officer. No market-based compensation adjustments were made to the compensation for the Named Executive Officers, due to the nature of the economy at the time, consistent with decisions made for the remainder of the organization’s employees. The Company did, however, increase the base salary of Mark Danahy to $375,000 to reflect his promotion to Executive Vice President, Mortgage, and the base salary of Bill Brown to $330,000 to reflect a delayed increase.

The following table sets forth the annualized base salaries for the Named Executive Officers for 2009.

		Annualized Base
Name	Title	Salary for 2009

Jerome Selitto	President and Chief Executive Officer	$800,000	(1)
Terence W. Edwards	Former President and Chief Executive Officer	564,635	(2)
Sandra E. Bell	Executive Vice President and Chief Financial Officer	400,000
George J. Kilroy	Executive Vice President, Fleet	450,000
Mark R. Danahy	Executive Vice President, Mortgage	375,000	(3)
William F. Brown	Senior Vice President, General Counsel and Secretary	317,308	(4)

(1)	Mr. Selitto was hired as President and Chief Executive Officer effective October 26, 2009. The actual amount of base salary paid to Mr. Selitto during 2009 was $138,462.

(2)	Mr. Edwards’ employment with the Company terminated effective September 11, 2009. The actual amount of base salary paid to Mr. Edwards during 2009 was $401,760.

(3)	Effective January 1, 2009, Mr. Danahy’s annual base salary was increased by $50,000 to $375,000.

(4)	Effective June 1, 2009, Mr. Brown’s annual base salary was increased by $30,000 to $330,000. The actual amount of base salary paid to Mr. Brown during 2009 was $317,308.

Variable Annual Cash Compensation Programs.  In 2009, the Company’s Named Executive Officers, other executive officers, and certain other employees were eligible for additional cash compensation through participation in the Company’s annual management incentive plans for PHH Corporate, Mortgage and Fleet employees (collectively, the “MIPs”) that are designed to motivate eligible recipients to achieve the Company’s short-term objectives. Generally, each executive officer was eligible to receive an annual cash incentive payout calculated as a percentage of the executive officer’s base salary and based upon the achievement of performance targets for consolidated results, operating segment results, individual executive officer performance and/or other performance targets established by the Compensation Committee in its discretion. In order to tie a greater percentage of each executive officer’s compensation to the achievement of the Company’s annual performance objectives, the target payout percentage of base salary increases as an executive officer’s duties and responsibilities within the Company increase.

The Compensation Committee set the performance targets under the 2009 MIPs at levels that were considered to be challenging based on historical performance, industry and market conditions, and adjusted the targets to coincide with the Company’s overall strategy, business plan and other factors. From 2005 through 2009, the Compensation Committee established the performance targets for the Named Executive Officers and all MIP eligible employees based on the pre-tax income after non-controlling interest (“PTIANI”) for the Company’s Mortgage and/or Fleet business units. In 2009, in order to reflect key initiatives by the Company towards achieving overall profitability in a challenging economic environment, other measures, such as cost per loan and general and administrative expense reduction metrics, were added to the performance targets. The diverse nature of the separate PHH business units was a driving factor in establishing MIPs for each business unit, and then combining that performance for corporate officers. That construct is evaluated for effectiveness each year, was revised in 2010 (as discussed below), and will again be under review in connection with the integrated executive compensation redesign for 2011.

During 2009, in consultation with management and PwC, the Compensation Committee approved the 2009 PHH Corporation Management Incentive Plan (the “2009 Corporate MIP”), the 2009 PHH Arval Management Incentive Plan (the “2009 Fleet MIP”) and the 2009 PHH Mortgage Management Incentive Plan (the “2009 Mortgage MIP”) (together, the “2009 MIPs”) and established performance targets under each of the 2009 MIPs. The performance targets for the 2009 Fleet MIP and 2009 Mortgage MIP were based on PTIANI for the year ended December 31, 2009, for each of Fleet and Mortgage. In addition, Mortgage had additional operating expense goals related to creating sustainable underlying profitability, such as reducing production cost per loan, servicing cost per loan, and general and administrative expenses. Performance against the operating expense goals was considered necessary to overall Mortgage performance. The Mortgage operating expense goals were considered to be difficult to achieve since they represented an enhanced focus for the business.

Under the 2009 Mortgage MIP, achievement against the PTIANI goal for the combined Mortgage Production and Mortgage Servicing segments represented 50% of the potential incentive payout for a participant, with achievement of the operating expense metrics (production cost per loan, servicing cost per loan, and general and administrative cost reduction) representing the remaining 50% of the potential payout. Performance at target resulted in a payout of 100% of each participant’s incentive opportunity. Performance at the “Outstanding” level for PTIANI would result in a payout of 200% of the PTIANI share of the incentive payout. Above-target performance for the operating expense metrics would not result in increased payouts, so that the maximum payout for any participant under the 2009 Mortgage MIP was 150% of target. Performance below target in either PTIANI or the operating expense metrics would result in no payout for that particular goal. Performance between the “Target” and “Outstanding” levels for PTIANI would result in an interpolated payout.

Consistent with prior years, performance achievement under the 2009 Fleet MIP was based on the attainment of a target level of PTIANI for the Fleet Management Services segment. Performance at target would result in a payout of 100% of target. The maximum payout that could be earned was 125% of the participant’s target payout, upon achieving the “Outstanding” PTIANI goal. Performance below target would result in no payout. Performance between the “Target” and “Outstanding” levels would result in an interpolated payout.

The differences in payout leverage between the 2009 Mortgage MIP and 2009 Fleet MIP were reflective of the Compensation Committee’s view of the potential variability in each business unit’s performance. Performance achievement under the 2009 Corporate MIP was based 50% on the performance achievement under the 2009 Mortgage MIP and 50% on the performance achievement under the 2009 Fleet MIP. Participants in the 2009 Corporate MIP would receive a payout of 100% of their target payout percentage if both the Mortgage and Fleet business units achieved their target performance goals. If maximum performance were achieved under both the 2009 Mortgage MIP and 2009 Fleet MIP, the maximum performance that could be paid under the 2009 Corporate MIP was 137.5% of the participant’s target payout percentage of base salary.

The table below sets forth the PTIANI performance goals for the Mortgage and Fleet businesses under the 2009 Mortgage MIP and 2009 Fleet MIP.

MIP Plan	Target		Target Performance		Outstanding Performance

2009 Mortgage MIP	PTIANI	(1)	$136.	2M	$272.	4M
2009 Fleet MIP	PTIANI		$21.	9M	$27.	4M

(1)	Payouts under the 2009 Mortgage MIP were based 50% on the achievement of the PTIANI target and 50% on the achievement of operating expense metrics.

Pursuant to the terms of the 2009 MIPs, in the event that the performance targets were achieved or exceeded, the participating Named Executive Officer would receive a cash payment in an amount equal to the Named Executive Officer’s base salary multiplied by the target payout percentage for such Named Executive Officer multiplied by the percentage by which the performance target for such plan was met or exceeded. Given their respective responsibilities, the Named Executive Officers participated in the various MIP Plans as follows:

			Annual	Annual Incentive
			Incentive Target	Payout Range (as a
		2009 Management	(as a percent of	percent of base
Name	Position	Incentive Plan	base salary)	salary)

Jerome J. Selitto	President and Chief Executive Officer	N/A	N/A	N/A(1)
Terence W. Edwards	Former President and Chief Executive Officer	Corporate	100%	0-137.5%
Sandra E. Bell	Executive Vice President and Chief Financial Officer	Corporate	100%	0-137.5%
George J. Kilroy	Executive Vice President, Fleet	Corporate & Fleet	125%	0-165.625%
Mark R. Danahy	Executive Vice President, Mortgage	Mortgage	100%	0-150%
William F. Brown	Senior Vice President, General Counsel and Secretary	Corporate	50%	0-68.75%

(1)	Pursuant to Mr. Selitto’s employment agreement with the Company, Mr. Selitto is entitled to a pro rata bonus for 2009 based upon his employment with the Company during 2009, which bonus, if any, is payable in 2011 and will be based upon a 14-month period ending December 31, 2010.

In addition to his duties as the Executive Vice President, Fleet, Mr. Kilroy served as Acting Chief Executive Officer and President of PHH for part of 2009. Mr. Kilroy’s incentive compensation was modified to include incentive payouts based 50% upon the 2009 Fleet MIP and 50% upon the 2009 Corporate MIP to reflect his overall corporate duties. Mr. Kilroy’s target payout percentage for performance achievement under the 2009 Fleet MIP was 100% of base salary and under the 2009 Corporate MIP was 150% of base salary. His overall payout percentage for 2009 was 125% of base salary assuming a Target level of performance achievement under both the 2009 Fleet MIP and 2009 Corporate MIP, and a maximum payout percentage for 2009 of 165.625% of base salary assuming maximum performance achievement under both the 2009 Fleet MIP and 2009 Corporate MIP.

Variable Annual Long-Term Incentive Awards.  The Compensation Committee administers the Company’s 2005 Equity and Incentive Plan, which provides for equity-based awards, including restricted stock units (“RSUs”) and options to purchase PHH common stock (“Stock Options”). The Compensation Committee considers equity-based awards to the Company’s Named Executive Officers an appropriate and effective method of retaining key management employees and aligning their interests with the interests of the Company’s stockholders. Eligibility for equity-based awards, the number of shares underlying each award and the terms and conditions of each award are determined by the Compensation Committee upon consultation with management and the Compensation Committee’s independent compensation consultant.

On March 25, 2009, based on recommendations from management and the Compensation Committee’s independent compensation consultant, the Compensation Committee changed the long-term incentive plan to move away from performance-accelerated RSUs to a mix of (1) premium-priced Stock Options, and (2) performance-vested RSUs, as described below, for its awards under the 2005 Equity and Incentive Plan to Messrs. Edwards, Kilroy, Danahy and Brown and Ms. Bell.

The Compensation Committee considered the impact on stockholders of the reduction in PHH’s share price in the period preceding the long-term incentive grants. Although the share price decline was viewed as part of an overall capital markets decline, as well as due to short-term changes in the liquidity/capital markets, the Compensation Committee nevertheless decided that it was not appropriate to continue to provide the same long-term incentive fair value to executives as in the prior year, since that would require a more than doubling in the share usage, and resulting potential stockholder dilution. The Compensation Committee therefore decided to provide approximately one-half the fair value as in the prior year, even though the market-competitive data indicated that these long-term incentive grant values were below market levels.

Performance-vested RSUs.  During 2009, the Compensation Committee granted performance-vested RSUs based on cumulative three-year PTIANI (pre-tax income after non-controlling interest) results. PTIANI was used as an appropriate measure of profitability, and therefore underlying stockholder value creation. The Compensation Committee utilized a three-year performance vesting schedule to align the program with multi-year sustainable value creation.

The following table sets forth the threshold, target and maximum number of shares issuable upon settlement of the performance-vested RSUs that were granted on March 25, 2009 (the “2009 Performance Units”) to the Named Executive Officers employed by the Company on such date:

2009 Performance Unit Awards

		Threshold Number of	Target Number of	Maximum Number of
Name	Grant Date	Shares Issuable	Shares Issuable	Shares Issuable

Terence W. Edwards	3/25/2009	22,500	45,000	54,000
Sandra E. Bell	3/25/2009	15,000	30,000	36,000
George J. Kilroy	3/25/2009	15,000	30,000	36,000
Mark R. Danahy	3/25/2009	15,000	30,000	36,000
William F. Brown	3/25/2009	8,361	16,722	20,066

Recipients of the 2009 Performance Units will earn shares of the Company’s common stock pursuant to the awards in accordance with the percentage by which the Company attains or exceeds the minimum threshold amount of cumulative PHH PTIANI during the target measurement period of January 1, 2009 through December 31, 2011. The minimum threshold performance level required for a recipient of a 2009 Performance Unit to earn shares pursuant to such award is 50% of the target amount of cumulative PHH PTIANI during the target measurement period (in which case, such recipient will earn 50% of the target level of shares awarded). Recipients may not earn more than 120% of the target level of shares subject to the award. The Compensation Committee has the authority and discretion to exclude the impact of certain extraordinary or unusual accounting adjustments or income/expense items from the calculation of PTIANI during the target measurement period that, in the discretion of the Compensation Committee, are reasonably considered to be outside of the control of management. Provided the requisite minimum threshold of PTIANI is satisfied, the 2009 Performance Units will be settled, and shares earned will be issued, on or after January 1, 2012, and on or before April 30, 2012. Except to the extent that a 2009 Performance Unit is modified, no shares will be issued to any recipient of a 2009 Performance Unit whose employment terminates for any reason (other than for death or disability) before January 1, 2012. If a “change in control” of the Company (as defined in the 2005 Equity and Incentive Plan) occurs during the target measurement period, the performance conditions contained in the 2009 Performance Unit awards will be deemed to be fully achieved and shares will then be issued to recipients of the 2009 Performance Unit awards that are employed on the date of the “change in control.”

Premium-priced Stock Options.  Stock Options were added to the long-term incentive program during 2009 because the Compensation Committee believed that Stock Options are aligned with ultimate stockholder value creation — the increase in share price. The Compensation Committee further recognized that, at the time of the Stock Option grants, the Company’s share price was artificially depressed by the capital markets turbulence. Therefore, the Compensation Committee approved Stock Option awards during 2009 with an exercise price that was 20% above the closing price of PHH’s common stock on the date of grant in an effort to ensure that management would not receive value from the Stock Options merely from an overall increase in the equity capital markets.

On March 25, 2009, the Compensation Committee granted non-qualified stock options under the 2005 Equity and Incentive Plan (the “2009 Stock Options”) to each of the Company’s Named Executive Officers at an exercise price of $16.548 per share, representing a 20% premium to the closing price of the Company’s common stock on the NYSE on March 25, 2009. Subject to continued employment and unless modified, the 2009 Stock Options vest ratably in three equal annual installments beginning March 25, 2010. If a “change in control” of the Company (as defined in the 2005 Equity and Incentive Plan) occurs during the vesting period, the vesting conditions contained in the 2009 Stock Option awards will be deemed to be fully satisfied as of the date of such “change in control” and the 2009 Stock Options held by persons that are employed by PHH on the date of such “change in control” will become immediately exercisable.

The following table sets forth the 2009 Stock Options that were granted on March 25, 2009, to the Named Executive Officers that were employed by the Company on such date:

2009 Stock Option Awards

		Number of
		Securities	Grant Date Fair
		Underlying	Value of
Named Executive Officer	Grant Date	2009 Stock Options	2009 Stock Options

Terence W. Edwards	3/25/2009	51,993	$339,514
Sandra E. Bell	3/25/2009	34,662	226,343
George J. Kilroy	3/25/2009	34,662	226,343
Mark R. Danahy	3/25/2009	34,662	226,343
William F. Brown	3/25/2009	19,320	126,160

Other Long-term Incentive Grants.  PHH provided Mr. Selitto with a sign-on grant of 250,000 Stock Options upon his commencement of employment as Chief Executive Officer. These Stock Options vest ratably over three years, and are intended to provide Mr. Selitto with immediate alignment with stockholders and provide a focus on stockholder value creation. In order to create even greater stockholder alignment, PHH provided Mr. Selitto with a matching grant of one RSU for each share of PHH common stock purchased in the open market by Mr. Selitto during the first open trading window following commencement of his employment, or 17,500 RSUs. These RSUs vest one year following the grant date.

Under the terms of the 2008 long-term incentive grant of service vested RSUs with vesting acceleration based on achievement of performance metrics established by the Compensation Committee (the “2008 RSUs”), the Compensation Committee set the required annual performance metric that is used to determine whether one-third of the grant would be subject to vesting acceleration for each of 2008, 2009, and 2010. In 2009, the Compensation Committee approved the achievement of the vesting acceleration performance metric for 2008. In 2009, the Compensation Committee also set the vesting acceleration performance metric for the 2009 performance period, and used the same PTIANI (pre-tax income after non-controlling interest) goals that it used for the 2009 MIPs. On February 25, 2010, the Compensation Committee approved the achievement of the vesting acceleration performance metric for 2009.

Consistent with the Compensation Committee’s focus on earnings on an ongoing basis and consistent with the Compensation Committee’s commitment to stockholders, the Compensation Committee set the 2010 vesting acceleration performance metric for the 2008 RSUs based on Core Earnings (Pre-Tax). Core Earnings (Pre-Tax) is based on pre-tax income after non-controlling interest adjusted for the effects of the following special items: (a) the pre-tax change in the fair value of mortgage servicing rights due to changes in market inputs or assumptions used in the valuation model and (b) the pre-tax change in the fair value of mortgage service rights primarily due to changes in estimated portfolio delinquencies and foreclosures. Any 2008 RSUs for which the vesting has not been accelerated following the conclusion of the 2010 performance period will vest ratably in 2012 and 2013 subject to the employee’s continued employment with the Company throughout such period, with the exception of Mr. Edwards, whose unvested 2008 RSUs will become fully vested at the end of his two year severance period notwithstanding that he is no longer an employee of the Company. The Compensation Committee has asked management to work with the independent consultant to review the long-term incentive plan and make recommendations for potential terms and levels for 2010 and 2011.

2010 Executive Compensation Decision-making

Base Salaries.  During 2010, the Compensation Committee evaluated salary levels based upon market-competitive compensation levels, as well as consideration of the nature of each executive officer’s position and the contribution, achievement, experience and tenure of each executive officer. No market-based or other compensation adjustments were made to the compensation for the Named Executive Officers, consistent with decisions made for the remainder of the organization’s employees.

2009 Management Incentive Plan.  The Compensation Committee reviewed the unadjusted PTIANI (pre-tax income after non-controlling interest) results for 2009, and potential adjustments to those results for extraordinary items, given the unusual economic and capital markets turbulence, as well as the changes in the composition of the Board of Directors and management team. In reviewing adjustments to performance against goals, the Compensation Committee utilized the principle that management is accountable for the Company’s operations, and therefore decisions related to those operations. As a result, the Compensation Committee applied negative discretion to reduce Mortgage PTIANI and Fleet PTIANI results to account for various items that had not originally been included, but that the Compensation Committee viewed as within management’s operational and strategic responsibility. Mortgage PTIANI performance therefore was adjusted downward to $195.7 million and Fleet PTIANI performance was similarly adjusted downward to $26.6 million. The Compensation Committee further determined that the Mortgage business met all of its operating cost metrics. This resulted in calculated performance achievements of 121.8% of Target under the 2009 Mortgage MIP, 121.5% of Target under the 2009 Fleet MIP, and 121.7% of Target under the 2009 Corporate MIP. Applying the formula resulted in MIP payouts to the Named Executive Officers of $687,160 for Mr. Edwards, $486,800 for Ms. Bell, $684,113 for Mr. Kilroy, $456,750 for Mr. Danahy, and $200,805 for Mr. Brown.

2010 Management Incentive Plan.  PHH is revising its executive and broad-based compensation programs to better align rewards with the Company’s strategic objectives and its transformation, and increase the culture of responsibility and risk management. The 2010 Management Incentive Plan was designed to begin this tighter pay-for-performance alignment and culture change, as well as focus management on PHH’s key objectives. The 2010 Management Incentive Plan requires the Company to meet its Core Earnings (Pre-Tax) plan to fund any payouts for participants in order to focus all participants on ultimate stockholder value creation. Under the 2010 Management Incentive Plan, executive officers and other participants are generally required to meet individual objectives, with payouts reduced for non-achievement. Senior executives have Core Earnings (Pre-Tax) and transformation objectives included in the individual objectives to reinforce the team alignment on meeting the Company’s key objectives. Additionally, each senior executive, as appropriate, has growth, risk management and talent management goals, to focus them on creating sustainable stockholder value creation. Payouts are aligned with meeting the budgeted plan, which is considered by the management team to consist of aggressive goals, based on expected changes in the mortgage industry. Performance of 100% to 115% of plan will result in payouts of up to 125% of target incentive; performance of 115% to 125% of plan will result in payouts of up to 150% of target incentive. This enhanced leverage is considered appropriate given the desire to incentivize management to reach these difficult to achieve performance levels. The Compensation Committee, in recognition of the difficulty of achieving plan, also agreed to consider payouts of 50% of target for meeting 90% of plan, and 75% of target for meeting 95% of plan. The Management Incentive Plan will be further reviewed for potential changes in 2011 as part of the overall executive compensation program redesign.

Long-Term Incentive Awards.  Since the Compensation Committee has asked management to develop recommendations for an integrated executive compensation program, the Compensation Committee has determined that the nature and amount of long-term incentive awards in 2010 should be made only after the Compensation Committee has agreed upon the new executive compensation philosophy and program.

Retirement Benefits

Messrs. Edwards, Kilroy and Brown are participants in defined benefit plans that were available to all of the Company’s employees prior to the spin-off of the Company in 2005, including the PHH Corporation Pension Plan (the “PHH Pension Plan”) and PHH Corporation Retiree Medical Plan (the “PHH Retiree Medical Plan”) (collectively, the “Retirement Plans”). The benefits payable under these plans have been frozen for the Named Executive Officers and the other plan participants. See “— Pension Benefits” for more information regarding benefits available to the Named Executive Officers under these plans. In addition, all of the Company’s Named Executive Officers participate in the PHH Corporation Employee Savings Plan (the “PHH Savings Plan”) on the same basis as other employees. The PHH Savings Plan is a tax-qualified retirement savings plan that provides for employee contributions made on a pre-tax basis and matching contributions based on a portion of the employee’s compensation contributed to the PHH Savings Plan up to the statutory limit. The matching contribution percentage under the PHH Savings Plan was reduced effective January 1, 2009, from 6% to 4% of the employee’s compensation contributed to the PHH Savings Plan up to the statutory limit. See “All Other Compensation” in Footnote 7 under “— Summary Compensation Table” for more information regarding matching contributions to the PHH Savings Plan made on behalf of each Named Executive Officer.

Perquisites and Other Compensation

The Company provides only a limited number of perquisites to its Named Executive Officers. The Company’s Named Executive Officers generally are provided with or have use of company vehicles, financial planning services and tax reimbursements on the foregoing perquisites. In addition, Mr. Kilroy received fuel costs and tax reimbursements for his company vehicle. Considering PHH’s fleet management business, the provision of vehicles to senior executives is considered an appropriate perquisite; regardless, the Compensation Committee will be reviewing the appropriateness of these perquisites as part of PHH’s executive compensation program on an ongoing basis.

During 2009, in connection with Ms. Bell’s relocation as a term of her employment, the Company provided Ms. Bell a relocation allowance and reimbursed Ms. Bell or paid on Ms. Bell’s behalf relocation related expenses for transportation, parking, lodging, home purchase closing costs, and moving and storage expenses attributable to the transport of Ms. Bell’s household goods. The Company also paid on Ms. Bell’s behalf a down payment on her new residence, and arranged for the purchase and subsequent resale of Ms. Bell’s former residence at a loss to the Company, which loss represented imputed income to Ms. Bell. The Company also provided Ms. Bell a tax gross-up for each of the foregoing relocation related benefits. Ms. Bell’s aggregate relocation related benefits of $677,859 and tax gross-up payments of $424,202 in respect of Ms. Bell’s relocation related benefits were partly attributable to the severely depressed state of the housing market at the time of Ms. Bell’s relocation and a desire to conclude Ms. Bell’s relocation as expeditiously as practicable. During 2009, in connection with Mr. Selitto’s relocation as a term of his employment, the Company reimbursed Mr. Selitto or paid on Mr. Selitto’s behalf $7,698 in expenses for transportation, parking, and lodging. See “— Summary Compensation Table” below for further information concerning Ms. Bell’s relocation related benefits and tax gross-up payments.

Change in Control and Other Severance Arrangements

The Company maintains a general severance program for its executives and other employees. In 2009, a number of PHH executives and other employees, including Ms. Bell and Messrs. Kilroy, Danahy and Brown, were subject to special severance agreements. Those agreements expired by their terms as of December 31, 2009, and the Compensation Committee determined not to renew such agreements. As a result, except for Mr. Selitto, whose employment agreement contains severance provisions, no employee has a special severance agreement. Under the 2005 Equity and Incentive Plan, unvested equity-based awards generally will become fully and immediately vested and, in the case of stock options, exercisable, upon the occurrence of a change in control transaction (as defined in the 2005 Equity and Incentive Plan). See “— Potential Payments upon Termination of Employment or Change in Control” below for additional information regarding payments in the event of a change in control or other termination of employment for each Named Executive Officer. The Company currently is working with the Compensation Committee’s independent compensation consultant to determine whether an executive severance program is consistent with stockholder value creation, and if so, appropriate market-competitive practice related to such severance.

During 2009, PHH entered into a Transition Services and Separation Agreement, as amended, with Mr. Edwards in connection with his separation of employment (the “Edwards Separation Agreement”). The Edwards Separation Agreement includes non-competition and other restrictive covenants, including a list of competitors with whom Mr. Edwards may not be associated during the non-competition period, and provisions requiring Mr. Edwards to assist in the transition to a new Chief Executive Officer given Mr. Edwards’ institutional knowledge of PHH, its business strategies, and the markets in which the Company operates. As consideration for the foregoing covenants and in light of Mr. Edwards’ dedicated service to the Company, the Edwards Separation Agreement provides for severance payments to Mr. Edwards in the form of salary continuance for two years, the modification and continued vesting of Mr. Edwards’ unvested equity-based compensation awards, which was intended to align his long-term interests with those of PHH’s stockholders, and certain other benefits. See “— Summary Compensation Table” and “— Grants of Plan-Based Awards” below for further information concerning the modification of Mr. Edwards’ unvested equity-based compensation awards. See “— Outstanding Equity Awards at Fiscal Year-End” below for further information concerning Mr. Edwards’ outstanding equity-based compensation awards as of December 31, 2009. See “— Potential Payments Upon Termination of Employment or Change in Control” below for further information concerning Mr. Edwards’ severance related benefits.

Mr. Selitto’s Employment Agreement

In October 2009, PHH hired a new President and Chief Executive Officer, Mr. Jerry Selitto. Mr. Selitto’s compensation package was designed to attract Mr. Selitto to the Company and to be performance-driven, linked to sustainable stockholder value creation and market-competitive. As a result, a substantial part of Mr. Selitto’s pay mix includes performance-based cash and equity compensation. Under Mr. Selitto’s employment agreement (the “Selitto Employment Agreement”), Mr. Selitto is subject to non-competition, non-solicitation, confidentiality, non-disparagement and certain other restrictive covenants and is entitled (i) to a minimum annual base salary of $800,000, (ii) to participate in the PHH Corporation Management Incentive Plan, (iii) to be granted 250,000 Stock Options (which grant was made on October 26, 2009, with vesting to occur in three equal annual installments beginning October 26, 2010), (iv) to be granted up to 50,000 RSUs based on the number of shares of PHH common stock purchased by Mr. Selitto during the first open window trading period after October 26, 2009 (which grant was made on December 21, 2009, in the amount of 17,500 RSUs that vest on December 21, 2010), (v) to be eligible to receive annual equity incentive grants as determined in the discretion of the Compensation Committee, and (vi) to receive certain other fringe, relocation and, under certain circumstances, severance related benefits. See “— Potential Payments Upon Termination of Employment or Change in Control” below for further information concerning Mr. Selitto’s severance related benefits.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Internal Revenue Code, the deductibility for federal corporate income tax purposes of compensation paid to certain of the Company’s executive officers in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of the Company’s stockholders to comply with such tax law, while still maintaining the goals of the Company’s compensation programs. Accordingly, where it is deemed necessary and in the Company’s best interests to attract and retain the best possible executive talent and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Compensation Committee may approve compensation to executive officers that may exceed the limits of deductibility imposed by Section 162(m). The 2010 Management Incentive Plan has been specifically designed, approved and implemented for compliance with Section 162(m).

Compensation Risk Assessment

The Company’s management, with the assistance of the Compensation Committee’s independent consultant, conducted a risk assessment of the Company’s compensation programs, to determine whether such programs are reasonably likely to have a material adverse effect on the Company. The risk assessment determined that the Company’s compensation programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. While risk-taking is a necessary part of growing a business, the Compensation Committee has focused on aligning PHH’s compensation policies with the long-term interests of PHH and avoiding short-term rewards for management decisions that could pose long-term risks to PHH, as follows:

•	Limits on MIP awards. MIP awards are capped at 150% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has discretion in determining reductions in the size of MIP awards based on those factors it deems appropriate, including whether an executive has caused PHH to incur unnecessary or excessive risk. Further, senior executive officers have specific risk components embedded in their individual objectives.

•	Use of Long-Term Incentive Compensation. Equity-based long-term incentive compensation that vests over a period of years, including awards with performance objectives, is a key component of senior executive compensation. This vesting period encourages PHH’s executives to focus on sustaining PHH’s long-term performance.

•	Multi-Level Review and Oversight. PHH has multi-level review and oversight, as well as underwriting and other controls for direct mortgage origination positions, in order to mitigate the possibility of employees receiving rewards for engaging in short-term, unsustainable performance decisions.

In sum, the Company’s compensation programs are structured so that a considerable amount of wealth of the Company’s executives is tied to the long-term health of PHH which encourages risk oversight. The compensation programs avoid the type of disproportionately large short-term incentives that could encourage executives and other employees to take risks that may not be in PHH’s long-term interests, explicitly include risk management in the individual objectives of executives and other key employees to align them with incentive payouts, and provide incentives to manage for long-term performance. The Compensation Committee believes this combination of factors encourages the Company’s executives and other employees to manage PHH in a prudent manner.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Messrs. Loren, Brinkley and Parseghian. During 2009, Mr. Krongard and Ms. Logan served on the Compensation Committee during their respective service on the Board. Throughout 2009, the Compensation Committee consisted entirely of “outside directors” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, “non-

employee directors” under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board pursuant to the NYSE Listing Standards and the Company’s categorical Independence Standards. The current members of the Compensation Committee are the individuals named as signatories to the Compensation Committee Report set forth above under “Compensation Committee Report.” None of the individuals that served on the Compensation Committee during 2009 and none of the current members of the Compensation Committee are former officers or employees of the Company.

SUMMARY COMPENSATION TABLE

The information below sets forth the compensation of our current and former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2009 (collectively referred to as our “Named Executive Officers”). The form and amount of the compensation paid or to be paid to our Named Executive Officers for the year ended December 31, 2009 was determined by the Compensation Committee of our Board. The amounts included in the “Stock Awards,” “Option Awards” and “Total” columns in the table below have been restated from prior years in accordance with recent SEC rule changes. Specifically, the amounts reported in the “Stock Awards” and “Option Awards” columns now reflect the aggregate grant date fair value of equity-based compensation awards made during a given year, as opposed to the amount of equity-based compensation expense recognized by us during such year, and the amounts in the “Total” column have been correspondingly adjusted. Accordingly, the amounts in the “Stock Awards,” “Option Awards” and “Total” columns are not comparable to amounts reported in prior fiscal years.

							Change
							in Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Principal Position(s)	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	($)

Jerome J. Selitto	2009	138,462	—	251,650	2,185,000	—	—	20,328	2,595,440
President and Chief	2008	—	—	—	—	—	—	—	—
Executive Officer	2007	—	—	—	—	—	—	—	—

Terence W. Edwards	2009	401,760	—	1,625,487	1,069,245	687,161	12,719	60,985	3,857,357
Former President and Chief	2008	564,635	—	901,743	—	321,842	30,494	67,045	1,885,759
Executive Officer	2007	564,635	—	—	—	—	2,544	48,940	616,119

Sandra E. Bell	2009	400,000	—	206,850	226,343	486,800	—	1,137,957	2,457,950
Executive Vice President and	2008	87,671	87,671	—	206,000	—	—	32,288	413,630
Chief Financial Officer	2007	—	—	—	—	—	—	—	—

George J. Kilroy	2009	450,000	—	206,850	226,343	684,113	44,836	36,653	1,648,795
Executive Vice President, Fleet	2008	450,000	—	739,237	—	513,000	45,397	36,130	1,783,764
	2007	450,000	—	—	—	521,550	—	27,568	999,118

Mark R. Danahy	2009	374,423	122,132	206,850	226,343	456,750	—	48,662	1,435,160
Executive Vice President,	2008	325,000	—	505,958	—	—	—	48,723	879,681
Mortgage	2007	325,000	—	—	—	—	—	40,026	365,026

William F. Brown	2009	317,308	37,500	115,298	126,160	200,805	19,198	56,489	872,758
Senior Vice President, General	2008	300,000	—	654,894	—	85,500	12,650	61,706	1,114,750
Counsel and Secretary	2007	300,000	150,000	—	118,564	—	—	42,396	610,960

(1)	There were no increases in annual salary for the Named Executive Officers in 2007 or 2008. For Mr. Selitto and Mr. Edwards, amounts in this column for 2009 represent the salary paid to such persons during the period of their respective employment during 2009. For Ms. Bell, amounts in this column for 2008 represent the salary paid during the period of her employment during 2008.

(2)	For Ms. Bell, amounts in this column reflect a bonus for 2008 service equal to one times her base salary, prorated based on the start date of her employment. Ms. Bell’s prorated bonus for 2008 was paid in the first quarter of 2009. For Messrs. Danahy and Brown, amounts in this column for 2009 reflect discretionary bonuses that were awarded and paid in the first quarter of 2009 in respect of 2008 performance. During 2007, we entered into retention agreements with certain executive officers, including Mr. Brown, that provided for retention payments equal to each person’s respective MIP target payout level for 2007 payable on the earlier of the closing of a proposed acquisition of the Company by General Electric Capital Corporation (the “Merger”) or December 31, 2007. Because the retention payment was earned as of December 31, 2007, Mr. Brown’s $150,000 retention payment has been reflected as a 2007 bonus notwithstanding that Mr. Brown actually received such retention payment during the first quarter of 2008.

(3)	The amounts shown in this column reflect the aggregate grant date fair value of equity-based compensation awards to our Named Executive Officers, or modifications of outstanding awards previously made to our Named Executive Officers, in the form of common stock or restricted stock units. Of the $1,625,487 included in this column for 2009 for Mr. Edwards, $1,315,212 represents the incremental grant date fair value attributable to the modification during 2009 of restricted stock unit awards that were initially made prior to or during 2009. There were no initial grants of equity-based compensation made to our Named Executive Officers during 2007. See “— Grants of Plan-Based

Awards” for more information regarding equity-based compensation awards made during 2009, as well as modifications during 2009 of equity-based compensation awards made prior to or during 2009. See “— Outstanding Equity Awards at Fiscal Year-End” for more information regarding outstanding awards of equity-based compensation as of December 31, 2009. See also Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for more information, including the assumptions used in calculating grant date fair value of equity-based compensation awards. During 2008, Messrs. Edwards, Kilroy, Danahy and Brown forfeited restricted stock units representing 29,540, 29,540, 16,247 and 10,339 shares, respectively.

(4)	The amounts shown in this column reflect the aggregate grant date fair value of equity-based compensation awards to our Named Executive Officers, or modifications of outstanding awards previously made to our Named Executive Officers, in the form of stock options. Of the $1,069,245 included in this column for 2009 for Mr. Edwards, $729,730 represents the incremental grant date fair value attributable to the modification during 2009 of stock option awards that were initially made prior to 2007. The $118,564 included in this column for 2007 for Mr. Brown represents the incremental grant date fair value attributable to the modification during 2007 of stock option awards that were made prior to or during 2007. There were no initial grants of equity-based compensation made to our Named Executive Officers in 2007. See “— Grants of Plan-Based Awards” for more information regarding equity-based compensation awards made during 2009, as well as modifications during 2009 of equity-based compensation awards made prior to or during 2009. See “— Outstanding Equity Awards at Fiscal Year-End” for more information regarding outstanding awards of equity-based compensation as of December 31, 2009. See also Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for more information, including the assumptions used in calculating grant date fair value of equity-based compensation awards.

(5)	For 2009, Messrs. Edwards and Brown were participants in the 2009 Corporate MIP and Mr. Danahy was a participant in the 2009 Mortgage MIP. Mr. Kilroy’s 2009 MIP award was based 50% on the performance achievement under the 2009 Corporate MIP and 50% on the performance achievement under the 2009 Fleet MIP. The performance target for the 2009 Fleet MIP was based on PTIANI for PHH Arval. The performance target for the 2009 Mortgage MIP was based 50% on PTIANI for PHH Mortgage and 50% on the achievement of certain operating expense metrics. The performance target for the 2009 Corporate MIP was based 50% on the performance achieved under the 2009 Fleet MIP and 50% on the performance achieved under the 2009 Mortgage MIP. Based on the results of PHH Arval and PHH Mortgage for 2009 and the achievement by PHH Mortgage of its operating expense metric performance goals, the Compensation Committee determined that the performance target for the 2009 Mortgage MIP was exceeded and the performance target for the 2009 Fleet MIP was exceeded. As a result, Mr. Kilroy received a 2009 MIP payment of $684,113 representing 121.5% of target and Mr. Danahy received a payment under the 2009 Mortgage MIP of $456,750 representing 121.8% of target. Messrs. Edwards and Brown and Ms. Bell received payments under the 2009 Corporate MIP of $687,161, $200,805, and $486,800, respectively, representing 121.7% of target. For 2008, Messrs. Edwards and Brown were participants in the 2008 Corporate MIP, and Messrs. Kilroy and Danahy were participants in the 2008 Fleet MIP and 2008 Mortgage MIP, respectively. The performance targets for the 2008 Fleet MIP and 2008 Mortgage MIP were based on the pre-tax income after minority interest for PHH Arval and PHH Mortgage, respectively. The performance target for the 2008 Corporate MIP was based 50% on the performance achieved under the 2008 Fleet MIP and 50% on the performance achieved under the 2008 Mortgage MIP. Based on the results of PHH Arval and PHH Mortgage for 2008, the Compensation Committee determined that the performance target for the 2008 Mortgage MIP was not achieved and the performance target for the 2008 Fleet MIP was exceeded. As a result, Mr. Danahy did not receive any payment under the 2008 Mortgage MIP, and Mr. Kilroy received payment under the 2008 Fleet MIP in the amount of $513,000. Messrs. Edwards and Brown received a partial payment under the 2008 Corporate MIP based upon the performance achieved under the 2008 Fleet MIP. During 2007, as a result of the announcement of the proposed Merger, the Compensation Committee did not approve a MIP for PHH Corporation and Messrs. Edwards and Brown did not receive any MIP awards for 2007, however, Mr. Brown was awarded a retention bonus during 2007, which was paid in the first quarter of 2008, of $150,000 representing an amount equal to Mr. Brown’s MIP target payout level at that time. See “— Compensation Discussion and Analysis — 2009 Executive Compensation Program Design — Variable Annual Cash Compensation Programs” above for more information. Pursuant to Mr. Edwards’ Transition Services and Separation Agreement, as amended, Mr. Edwards was entitled to receive a 2009 Corporate MIP payment of $687,161 and this amount is reflected in this column for 2009.

(6)	The amounts in this column reflect the change in the actuarial present value of the accumulated benefit under the PHH Pension Plan and PHH Retiree Medical Plan for each participating Named Executive Officer. Each of the PHH Pension Plan and the PHH Retiree Medical Plan has been frozen and the final average compensation and years of service for each Named Executive Officer participating in the PHH Pension Plan is based on the years of service and compensation earned prior to October 31, 1999 (October 31, 2004 for Mr. Kilroy). During 2009, the change in the actuarial present value of the accumulated benefit under the PHH Pension Plan for Mr. Edwards was an increase of $42,848. During 2009, the change in the actuarial present value of the accumulated benefit under the PHH Retiree Medical Plan for Mr. Edwards was a decrease of $30,129. The aggregate net change for Mr. Edwards during 2009 in the actuarial present value of the accumulated benefit under the PHH Pension Plan and the PHH Retiree Medical Plan was $12,719 and this amount is included in this column for 2009. During 2007, the change in the actuarial present value of the accumulated benefit under the PHH Pension Plan for Mr. Edwards was a decline of $3,577. During 2007, the change in the actuarial present value of the accumulated benefit under the PHH Retiree Medical Plan for Mr. Edwards was an increase of $6,121. The aggregate net change for Mr. Edwards during 2007 in the actuarial present value of the accumulated benefit under the PHH Pension Plan and the PHH Retiree Medical Plan was $2,544 and this amount is included in this column for 2007. During 2007, the change in the actuarial present value of the accumulated benefit under the PHH Pension Plan for Messrs. Kilroy and Brown was a decline of $1,547 and $3,424, respectively. Since the aggregate change for Messrs. Kilroy and Brown were negative, no amounts have been included in this column for 2007 for Messrs. Kilroy and Brown in accordance with applicable SEC rules under the Exchange Act. See “— Pension Benefits” for additional information regarding the benefits accrued for each of these Named Executive Officers and Note 12, “Pension and Other Post Employment Benefits” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for more information regarding the calculation of our pension costs.

(7)	Amounts included in this column for 2009 are set forth in the following “All Other Compensation” table:

All Other Compensation

		401(k)			Travel,
		Matching	Financial	Company	Meals
	Insurance	Contrib-	Planning	Car and	and	Tax
Name	Premiums	ution	Services	Fuel	Lodging	Gross-Up	Other	Total
	(a)	(b)	(c)	(d)	(e)	(f)	(g)

Jerome J. Selitto	$2,970	$—	$—	$2,494	$7,698	$—	$7,166	$20,328
Terence W. Edwards	13,957	9,800	8,581	10,332	—	9,239	9,076	60,985
Sandra E. Bell	18,620	—	—	10,250	33,465	431,228	644,394	1,137,957
George J. Kilroy	10,531	3,462	—	14,633	—	8,027	—	36,653
Mark R. Danahy	12,831	9,800	7,965	9,697	—	8,369	—	48,662
William F. Brown	18,325	9,577	8,738	10,125	—	9,724	—	56,489

(a)	Reflects the employer paid portion of insurance premiums paid for the Named Executive Officers pursuant to our group benefit plans, which are available to all salaried employees of the Company and certain of its subsidiaries on a non-discriminatory basis and include medical, dental, life, accidental death and dismemberment, and short- and long-term disability insurance coverage.

(b)	Reflects matching contributions made under the PHH Corporation Employee Savings Plan. Following the completion of one year of service with the Company, matching contributions are available to all of our employees up to the amount of their voluntary contributions to the plan not to exceed the statutory limit.

(c)	Reflects the value of financial planning services utilized by certain of our Named Executive Officers. We also provided a tax gross-up for these amounts for Messrs. Edwards, Danahy and Brown in the amount of $4,179, $3,749 and $4,889, respectively. See Footnote (f) below.

(d)	Reflects the value of the personal benefit received by each Named Executive Officer for the use of a car and, for Mr. Kilroy, fuel, which values are based on our costs for such benefits. We also provided a tax gross-up for these amounts for Messrs. Edwards, Kilroy, Danahy and Brown and Ms. Bell in the amount of $5,060, $8,027, $4,620, $4,835 and $7,026, respectively. See Footnote (f) below.

(e)	For Ms. Bell, reflects amounts paid to or on behalf of Ms. Bell for expenses for transportation, parking, and lodging incurred in connection with Ms. Bell’s relocation. We also provided a $22,940 tax gross-up to Ms. Bell in respect of these amounts. See Footnote (f) below. For Mr. Selitto, reflects amounts paid to or on behalf of Mr. Selitto for expenses for transportation, parking, and lodging in connection with Mr. Selitto’s relocation.

(f)	Reflects the tax gross-up amounts paid during 2009 (i) in respect of financial planning and car costs for Messrs. Edwards, Danahy and Brown, (ii) in respect of car and fuel costs for Mr. Kilroy, and (iii) in respect of car costs and the relocation related benefits described in Footnote (e) above and Footnote (g) below for Ms. Bell.

(g)	Reflects (i) a payment to Mr. Selitto of $7,166 to reimburse him for legal fees incurred in connection with the negotiation and preparation of his Employment Agreement, (ii) a payment to Mr. Edwards of $9,076 to reimburse him for legal fees incurred in connection with the negotiation and preparation of his Transition Services and Separation Agreement, as amended, and (iii) for Ms. Bell, a $33,333 relocation allowance, amounts paid to or on behalf of Ms. Bell for expenses for home purchase closing costs of $22,065 and moving and storage expenses of $66,491 attributable to the transport of Ms. Bell’s household goods, a $240,000 payment on Ms. Bell’s behalf as a down payment on her new residence, and a $282,504 loss incurred in connection with the purchase and subsequent resale of Ms. Bell’s former residence. We also provided a $401,262 tax gross-up to Ms. Bell in respect of these amounts. See Footnote (f) above.

During 2009, we entered into an Employment Agreement with Mr. Selitto (the “Selitto Employment Agreement”) and a Transition Services and Separation Agreement, as amended, with Mr. Edwards (the “Edwards Separation Agreement”). Pursuant to the Selitto Employment Agreement, Mr. Selitto was granted 250,000 Stock Options with an aggregate grant date fair value of $2,185,000 and 17,500 RSUs with an aggregate grant date fair value of $251,650 during 2009. Pursuant to the Edwards Separation Agreement, Mr. Edwards’ unvested equity awards were modified to generally permit Mr. Edwards to continue to vest in such awards and to align his long-term interests with those of our stockholders. Absent such modifications, such awards would have been forfeited. Included in the “Stock Awards” column of the Summary Compensation Table for Mr. Edwards for 2009 is $1,315,212 representing the aggregate grant date fair value attributable to the modification of Mr. Edwards’ unvested RSU awards, including $441,900 that is attributable to the modification of the 2009 Performance Units initially granted to Mr. Edwards on March 25, 2009. Included in the “Option Awards” column of the Summary Compensation Table for Mr. Edwards for 2009 is $729,730 representing the aggregate grant date fair value attributable to the modification of Mr. Edwards’ unvested Stock Option awards, including $476,256 that is attributable to the modification of Stock Options initially granted to Mr. Edwards on March 25, 2009. See “— Grants of Plan-Based Awards” below for further information concerning these awards to Mr. Selitto and the modification of Mr. Edwards’ unvested equity-based awards, including Footnotes 2, 6, 7 and 8 to the Grants of Plan-Based Awards table.

During 2009, we provided certain relocation benefits and related tax gross-up payments to Ms. Bell in connection with her relocation to the Greater Philadelphia region as a term of her employment, which benefits and payments comprised a significant component of Ms. Bell’s total compensation during 2009. Such amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2009 for Ms. Bell. See also Footnote 7 to the Summary Compensation Table above for additional details. The amount of Ms. Bell’s relocation benefits and related tax gross-up payments was partly attributable to the severely depressed state of the housing market at the time of Ms. Bell’s relocation and a desire to conclude Ms. Bell’s relocation as expeditiously as practicable.

On March 25, 2009, Messrs. Edwards, Kilroy, Danahy and Brown and Ms. Bell were granted 2009 Performance Units with an aggregate grant date fair value of $310,275, $206,850, $206,850, $115,298, and $206,850, respectively. On August 5, 2009, the 2009 Performance Units that were initially granted to Mr. Edwards on March 25, 2009, were modified pursuant to the Edwards Separation Agreement resulting in such 2009 Performance Units being deemed re-granted at an aggregate grant date fair value of $441,900. These amounts, including the amounts attributable to Mr. Edwards’ modified 2009 Performance Units, are included in the “Stock Awards” column of the Summary Compensation Table and represent the aggregate grant date fair value of the 2009 Performance Units based on the probable outcome of the threshold level of achievement in accordance with SEC rules under the Exchange Act. If the probable outcome of the level of achievement had been determined to be less than the threshold level of achievement, as opposed to the threshold level of achievement, these amounts would be zero and the “Total” column would be reduced accordingly. If the probable outcome of the level of achievement had been determined to be the target level of achievement, as opposed to the threshold level of achievement, these amounts would be increased by 100% and the “Total” column would be increased accordingly. If the probable outcome of the level of achievement had been determined to be the maximum level of achievement, as opposed to the threshold level of achievement, these amounts would be increased by 140% and the “Total” column would be increased accordingly. See “— Grants of Plan-Based Awards” below and Footnote 2 to the Grants of Plan-Based Awards table for further information concerning the 2009 Performance Units and the amounts included in the Summary Compensation Table in respect of the 2009 Performance Units. See also “— Compensation Discussion and Analysis — 2009 Executive Compensation Program Design — Variable Annual Long-Term Incentive Awards — Performance-vested RSUs” for further information concerning the 2009 Performance Unit awards to Messrs. Edwards, Kilroy, Danahy and Brown and Ms. Bell.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards made during 2009 or deemed made during 2009 due to modifications during 2009 of awards made prior to or during 2009:

								All Other		All Other
								Stock		Option			Grant
								Awards:		Awards:		Exercise	Date Fair
								Number of		Number of		or Base	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of		Securities		Price of	Stock and
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)

Jerome J. Selitto:	10/26/2009	—	—	—	—	—	—	—		250,000	(3)	16.45	2,185,000

	12/21/2009	—	—	—	—	—	—	17,500	(4)	—		—	251,650

Terence W. Edwards:	3/25/2009	—	—	—	22,500	45,000	54,000	—		—		—	310,275	(2),(8)

	3/25/2009	—	—	—	—	—	—	—		51,993	(5)	16.548	339,514

	8/5/2009	—	—	—	22,500	45,000	54,000	—		—		—	441,900	(2),(8)

	8/5/2009	—	—	—	—	—	—	—		51,993	(6)	16.548	476,256	(8)

	8/5/2009	—	—	—	—	—	—	—		183,045	(6)	20.224	0	(8)

	8/5/2009	—	—	—	—	—	—	—		157,364	(6)	17.433	89,697	(8)

	8/5/2009	—	—	—	—	—	—	—		20,355	(6)	12.482	15,673	(8)

	8/5/2009	—	—	—	—	—	—	—		49,229	(6)	20.775	48,737	(8)

	8/5/2009	—	—	—	—	—	—	—		12,513	(6)	24.99	12,763	(8)

	8/5/2009	—	—	—	—	—	—	—		12,515	(6)	24.99	86,604	(8)

	8/5/2009	—	—	—	—	—	—	5,753	(7)	—		—	112,989	(8)

	8/5/2009	—	—	—	—	—	—	38,713	(7)	—		—	760,323	(8)

	8/5/2009	564,635	564,635	776,373	—	—	—	—		—		—	—

Sandra E. Bell:	3/25/2009	—	—	—	15,000	30,000	36,000	—		—		—	206,850	(2)

	3/25/2009	—	—	—	—	—	—	—		34,662	(5)	16.548	226,343

	7/30/2009	400,000	400,000	550,000	—	—	—	—		—		—	—

George J. Kilroy:	3/25/2009	—	—	—	15,000	30,000	36,000	—		—		—	206,850	(2)

	3/25/2009	—	—	—	—	—	—	—		34,662	(5)	16.548	226,343

	7/30/2009	450,000	450,000	745,313	—	—	—	—		—		—	—

Mark R. Danahy:	3/25/2009	—	—	—	15,000	30,000	36,000	—		—		—	206,850	(2)

	3/25/2009	—	—	—	—	—	—	—		34,662	(5)	16.548	226,343

	7/30/2009	375,000	375,000	562,500	—	—	—	—		—		—	—

William F. Brown:	3/25/2009	—	—	—	8,361	16,722	20,066	—		—		—	115,298	(2)

	3/25/2009	—	—	—	—	—	—	—		19,320	(5)	16.548	126,160

	7/30/2009	165,000	165,000	226,875	—	—	—	—		—		—	—

(1)	For Messrs. Edwards and Brown and Ms. Bell, amounts represent awards under the 2009 Corporate MIP. For Mr. Danahy, amounts represent awards under the 2009 Mortgage MIP. For Mr. Kilroy, amounts represent an award based 50% on the performance under the 2009 Corporate MIP and 50% on the performance under the 2009 Fleet MIP. Pursuant to Mr. Selitto’s employment agreement with the Company, Mr. Selitto is entitled to a pro rata bonus for 2009 based upon his employment with the Company during 2009 which bonus, if any, is payable in 2011 and will be based upon a 14-month period ending December 31, 2010.

(2)	Represents 2009 Performance Unit awards under the 2005 Equity and Incentive Plan. Recipients of the 2009 Performance Units will earn shares of the Company’s common stock pursuant to the awards in accordance with the percentage by which the Company attains or exceeds a minimum threshold amount of cumulative PTIANI during the target measurement period of January 1, 2009 through December 31, 2011. The minimum threshold performance level required for a recipient of a 2009 Performance Unit to earn shares pursuant to such award is 50% of the target amount of cumulative PTIANI during the target measurement period (in which case, such recipient will earn 50% of the target level of shares awarded). Recipients may not earn more than 120% of the target level of shares subject to the award. The Compensation Committee has the authority and discretion to exclude the impact of certain extraordinary or unusual accounting adjustments or income/expense items from the calculation of PTIANI during the target measurement period that, in the discretion of the Compensation Committee, are reasonably considered to be outside of the control of management. Provided the requisite minimum threshold of PTIANI is satisfied, the 2009 Performance Units will be settled, and shares earned pursuant thereto will be issued, on or after January 1, 2012, and on or before April 30, 2012. Amounts included in the “Stock Awards” column of the Summary Compensation Table in respect of the award of 2009 Performance Units reflect the aggregate grant date fair value of the 2009 Performance Units based on the threshold level of achievement, or 50% of the target level of achievement, representing the probable outcome of the level of achievement. See also Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for more information, including the assumptions used in calculating grant date fair value of equity-based compensation awards.

(3)	Represents an award, as required by Mr. Selitto’s Employment Agreement with the Company, of time-vested non-qualified stock options under the 2005 Equity and Incentive Plan that vest ratably over three years provided that Mr. Selitto remains continuously employed by the Company through October 26, 2012.

(4)	Represents an award, as required by Mr. Selitto’s Employment Agreement with the Company, of time-vested restricted stock units under the 2005 Equity and Incentive Plan that cliff vest on December 21, 2010, provided that Mr. Selitto remains continuously employed by the Company through December 21, 2010.

(5)	Represents awards of non-qualified stock options under the 2005 Equity and Incentive Plan at an exercise price of $16.548 per share, representing a 20% premium to the closing price of the Company’s common stock on the NYSE on March 25, 2009. These stock options vest ratably in three equal annual installments beginning March 25, 2010, subject to each person’s continued employment, with the exception of Mr. Edwards, who will continue to vest in these stock options generally in accordance with their terms notwithstanding that Mr. Edwards is no longer employed by the Company.

(6)	Represents modifications during 2009 of non-qualified stock options that were awarded to Mr. Edwards prior to or during 2009 under the 2005 Equity and Incentive Plan (the “2009 Modified Options”). The 2009 Modified Options were modified pursuant to the Edwards Separation Agreement. The number of stock options reflects the number of stock options that were modified and, as such, were deemed to be re-granted as of the date of the modification. The incremental grant date fair value of $729,730 that is attributable to the modification during 2009 of these 2009 Modified Options is included in the “Option Awards” column of the Summary Compensation Table for Mr. Edwards for 2009. See also Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for more information, including the assumptions used in calculating grant date fair value of equity-based compensation awards.

(7)	Represents modifications during 2009 of restricted stock units that were awarded to Mr. Edwards prior to 2009 under the 2005 Equity and Incentive Plan (the “2009 Modified RSUs”). The 2009 Modified RSUs were modified on August 5, 2009, pursuant to the Edwards Separation Agreement. The number of restricted stock units reflects the number of restricted stock units that were modified and, as such, were deemed to be re-granted as of the date of the modification. The incremental grant date fair value of $873,312 that is attributable to the modification during 2009 of these 2009 Modified RSUs is included in the “Stock Awards” column of the Summary Compensation Table for Mr. Edwards for 2009. See also Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for more information, including the assumptions used in calculating grant date fair value of equity-based compensation awards.

(8)	Represents the incremental grant date fair value attributable to modifications during 2009 of awards of non-qualified stock options, restricted stock units, or performance units, as applicable, that were made to Mr. Edwards prior to or during 2009. The amount attributable to modifications of restricted stock units and performance units totaling $1,315,212 is included in the “Stock Awards” column of the Summary Compensation Table for Mr. Edwards for 2009. The amount attributable to modifications of non-qualified stock options totaling $729,730 is included in the “Option Awards” column of the Summary Compensation Table for Mr. Edwards for 2009.

On March 25, 2009, Mr. Edwards was awarded 2009 Performance Units representing 45,000 shares at the target level of achievement and 51,993 Stock Options (the “2009 Stock Options”). On August 5, 2009, Mr. Edwards’ 2009 Performance Units and 2009 Stock Options, as well as Mr. Edwards’ other outstanding unvested equity-based awards that were initially granted prior to 2009, were modified pursuant to the Edwards Separation Agreement to avoid the forfeiture by Mr. Edwards of such 2009 Performance Units, 2009 Stock Options and other unvested equity-based awards in connection with his separation of employment. The number of 2009 Performance Units and 2009 Stock Options indicated in the Grants of Plan-Based Awards table above for Mr. Edwards reflects the number of 2009 Performance Units and 2009 Stock Options that were originally granted to Mr. Edwards on March 25, 2009, as well as the 2009 Performance Units and 2009 Stock Options that were modified on August 5, 2009, and, as such, were deemed to be re-granted as of August 5, 2009, the date of the modification. The aggregate grant date fair value of $310,275 that is attributable to the original grant of Mr. Edwards’ 2009 Performance Units (based on the probable outcome of a threshold level of achievement), as well as the aggregate grant date fair value of $441,900 that is attributable to the modification on August 5, 2009, of the 2009 Performance Units (based on the probable outcome of a threshold level of achievement), is included in the “Grant Date Fair Value of Stock and Option Awards” column of the Grant of Plan-Based Awards table above and is also included in the “Stock Awards” column of the Summary Compensation Table above for Mr. Edwards for 2009. Similarly, the aggregate grant date fair value of $339,514 that is attributable to the original grant of Mr. Edwards’ 2009 Stock Options, as well as the aggregate grant date fair value of $476,256 that is attributable to the modification on August 5, 2009, of Mr. Edwards’ 2009 Stock Options, is included in the “Grant Date Fair Value of Stock and Option Awards” column of the Grant of Plan-Based Awards table above and is also included in the “Option Awards” column of the Summary Compensation Table above for Mr. Edwards for 2009. Lastly, the incremental grant date fair value that is attributable to the modification on August 5, 2009, of each of Mr. Edwards’ other outstanding unvested equity-based awards that were initially granted prior to 2009 is included in the “Grant Date Fair Value of Stock and Option Awards” column of the Grant of Plan-Based Awards table above and is also included in the “Stock Awards” or “Option Awards” columns, as applicable, of the Summary Compensation Table above for Mr. Edwards for 2009. See also “— Summary Compensation Table” above and the narrative disclosure immediately following the Summary Compensation Table for additional information concerning the 2009 Performance Units and equity-based compensation awarded to Messrs. Selitto and Edwards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards for each of our Named Executive Officers as of December 31, 2009:

	Option Awards							Stock Awards
													Equity
											Equity		Incentive
											Incentive		Plan
											Plan		Awards:
											Awards:		Market
											Number of		or Payout
					Equity					Market	Unearned		Value of
					Incentive					Value of	Shares,		Unearned
					Plan Awards:			Number		Shares or	Units or		Shares,
	Number of		Number of		Number of			of Shares		Units of	Other		Units
	Securities		Securities		Securities			or Units		Stock	Rights		or Other
	Underlying		Underlying		Underlying			of Stock		That	That		Rights
	Unexercised		Unexercised		Unexercised	Option		That Have		Have	Have		That Have
	Options		Options		Unearned	Exercise	Option	Not		Not	Not		Not
	(#)		(#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($) (1)	(#)		($) (1)

Jerome J. Selitto:	—		250,000	(2)	—	16.450	10/26/2019	—		—	—		—
	—		—		—	—	—	17,500	(3)	281,925	—		—
Terence W. Edwards:	183,045		—		—	20.224	1/13/2010	—		—	—		—
	157,364		—		—	17.433	1/22/2012	—		—	—		—
	20,355		—		—	12.482	9/11/2012	—		—	—		—
	49,229		—		—	20.775	9/11/2012	—		—	—		—
	12,513	(4)	12,515	(4)	—	24.990	9/11/2012	—		—	—		—
	—		51,993	(5)	—	16.548	9/11/2012	—		—	—		—
	—		—		—	—	—	5,753	(6)	92,681	—		—
	—		—		—	—	—	38,713	(7)	623,666	—		—
	—		—		—	—	—	—		—	22,500	(8)	362,475
Sandra E. Bell:	10,000	(9)	40,000	(9)	—	9.050	10/13/2018	—		—	—		—
	—		34,662	(5)	—	16.548	3/25/2019	—		—	—		—
	—		—		—	—	—	—		—	15,000	(8)	241,650
George J. Kilroy:	23,247		—		—	20.775	3/3/2015	—		—	—		—
	6,938	(4)	6,936	(4)	—	24.990	6/28/2015	—		—	—		—
	—		34,662	(5)	—	16.548	3/25/2019	—		—	—		—
	—		—		—	—	—	3,189	(6)	51,375	—		—
	—		—		—	—	—	24,682	(7)	397,627	—		—
	—		—		—	—	—	—		—	15,000	(8)	241,650
Mark R. Danahy:	43,712		—		—	18.549	7/17/2011	—		—	—		—
	35,844		—		—	17.433	1/22/2012	—		—	—		—
	17,504		—		—	20.775	3/3/2015	—		—	—		—
	—		34,662	(5)	—	16.548	3/25/2019	—		—	—		—
	—		—		—	—	—	4,802	(6)	77,360	—		—
	—		—		—	—	—	26,132	(7)	420,987	—		—
	—		—		—	—	—	—		—	15,000	(8)	241,650
William F. Brown:	23,085		—		—	20.224	1/13/2010	—		—	—		—
	24,916		—		—	17.433	1/22/2012	—		—	—		—
	16,410		—		—	20.775	3/3/2015	—		—	—		—
	—		19,320	(5)	—	16.548	3/25/2019	—		—	—		—
	—		—		—	—	—	4,502	(6)	72,527	—		—
	—		—		—	—	—	21,776	(7)	350,811	—		—
	—		—		—	—	—	—		—	8,361	(8)	134,696

(1)	Calculated using the closing price of our common stock on December 31, 2009 ($16.11 per share).

(2)	Represents an award, as required by Mr. Selitto’s Employment Agreement with the Company, of time-vested non-qualified stock options under the 2005 Equity and Incentive Plan that vest ratably over three years provided that Mr. Selitto remains continuously employed by the Company through October 26, 2012.

(3)	Represents an award, as required by Mr. Selitto’s Employment Agreement with the Company, of time-vested restricted stock units under the 2005 Equity and Incentive Plan that cliff vest on December 21, 2010, provided that Mr. Selitto remains continuously employed by the Company through December 21, 2010.

(4)	At the date of grant, these stock options were scheduled to vest ratably, subject to continued employment, in three equal annual installments beginning June 28, 2009, with the potential acceleration of vesting of 25% of the total award on each of June 28, 2006, June 28, 2007, June 28, 2008, and June 28, 2009, upon the achievement of performance targets for the applicable fiscal year immediately preceding each such date. The performance target was achieved for 2005, but was not achieved for 2006, 2007 or 2008. As a result, 25% of the total award of these stock options vested on June 28, 2006, and 25% of the total award of these stock options vested on June 28, 2009. The remaining 50% of these stock options vest ratably in two equal annual installments on June 28, 2010, and June 28, 2011, subject to each person’s continued employment, with the exception of Mr. Edwards, who will continue to vest in these stock options in accordance with their terms notwithstanding that Mr. Edwards is no longer employed by the Company.

(5)	Represents stock options that were granted under the 2005 Equity and Incentive Plan at an exercise price of $16.548 per share, representing a 20% premium to the closing price of the Company’s common stock on the NYSE on March 25, 2009. These stock options vest ratably in three equal annual installments beginning March 25, 2010, subject to each person’s continued employment, with the exception of Mr. Edwards, who will continue to vest in these stock options generally in accordance with their terms notwithstanding that Mr. Edwards is no longer employed by the Company.

(6)	Represents unvested awards of restricted stock units granted on June 28, 2005 (the “2005 RSU Awards”) under the 2005 Equity and Incentive Plan. At the date of grant, the 2005 RSU Awards were scheduled to vest ratably, subject to continued employment, in three equal annual installments beginning June 28, 2009, with the potential acceleration of vesting of 25% of the total award on each of June 28, 2006, June 28, 2007, June 28, 2008, and June 28, 2009, upon the achievement of performance targets for the applicable fiscal year immediately preceding each such date. The performance target was achieved for 2005, but was not achieved for 2006, 2007 or 2008. As a result, 25% of the total 2005 RSU Awards vested on June 28, 2006, however, settlement of the vested portion was deferred until January 8, 2008, due to a Regulation BTR blackout period. On June 28, 2009, an additional 25% of the total 2005 RSU Awards vested. The unvested portion of the 2005 RSU Awards included in this column will vest ratably in two equal annual installments on June 28, 2010, and June 28, 2011, subject to each person’s continued employment, with the exception of Mr. Edwards, who will continue to vest in these 2005 RSU Awards in accordance with their terms notwithstanding that Mr. Edwards is no longer employed by the Company.

(7)	Represents unvested awards of restricted stock units granted on January 10, 2008 (the “2008 RSU Awards”) pursuant to the 2005 Equity and Incentive Plan. At the date of grant, the 2008 RSU Awards were scheduled to vest ratably, subject to continued employment, in two equal annual installments beginning January 10, 2012, with the potential acceleration of vesting of up to 1/3 of the total award on each of February 28, 2009, February 28, 2010, and February 28, 2011, upon the achievement of performance targets for the applicable fiscal year immediately preceding each such date. For Messrs. Edwards and Brown, the performance targets for their 2008 RSU Awards are based 50% on the performance achieved by PHH Arval and 50% on the performance achieved by PHH Mortgage. Accordingly, if both PHH Arval and PHH Mortgage meet their respective performance targets in respect of any accelerated vesting date, vesting of 1/3 of the total 2008 RSU Awards will be accelerated for Messrs. Edwards and Brown. If only PHH Arval or PHH Mortgage, but not both, meet their respective performance target in respect of any accelerated vesting date, vesting of only 1/6 of the total 2008 RSU Awards will be accelerated for Messrs. Edwards and Brown. For Messrs. Kilroy and Danahy, the performance targets for their 2008 RSU Awards are based 100% on the performance achieved by PHH Arval and PHH Mortgage, respectively. The performance target for 2008 was achieved for PHH Arval, but was not achieved for PHH Mortgage. As a result, vesting of 1/6 of the total 2008 RSU Awards for Messrs. Edwards and Brown and 1/3 of the total 2008 RSU Awards for Mr. Kilroy was accelerated on March 11, 2009, upon the approval of the Compensation Committee. The performance target for 2009 was achieved for PHH Arval and PHH Mortgage. As a result, vesting of 1/3 of the total 2008 RSU Awards for Messrs. Edwards, Brown, Kilroy and Danahy was accelerated on February 28, 2010, upon the approval of the Compensation Committee.

(8)	Represents the threshold number, equal to 50% of the target number, of unvested 2009 Performance Units granted under the 2005 Equity and Incentive Plan on March 25, 2009. Recipients of the 2009 Performance Units will earn shares of the Company’s common stock pursuant to the awards in accordance with the percentage by which the Company attains or exceeds a minimum threshold amount of cumulative PTIANI during the target measurement period of January 1, 2009 through December 31, 2011. The minimum threshold performance level required for a recipient of a 2009 Performance Unit to earn shares pursuant to such award is 50% of the target amount of cumulative PTIANI during the target measurement period (in which case, such recipient will earn 50% of the target level of shares awarded). Recipients may not earn more than 120% of the target level of shares subject to the award. The Compensation Committee has the authority and discretion to exclude the impact of certain extraordinary or unusual accounting adjustments or income/expense items from the calculation of PTIANI during the target measurement period that, in the discretion of the Compensation Committee, are reasonably considered to be outside of the control of management. Provided the requisite minimum threshold of PTIANI is satisfied, the 2009 Performance Units will be settled, and shares earned pursuant thereto will be issued, on or after January 1, 2012, and on or before April 30, 2012. See also Note 17, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report for more information, including the assumptions used in calculating grant date fair value of equity-based compensation awards.

(9)	Subject to continued employment, these stock options vest ratably in five equal annual installments beginning October 13, 2009.

See also “— Summary Compensation Table” and “— Grants of Plan-Based Awards” above and the narrative disclosure immediately following the Summary Compensation Table and Grants of Plan-Based Awards table for additional information concerning the 2009 Performance Units.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for our Named Executive Officers regarding the number and value of shares of our common stock that vested and stock options that were exercised during 2009:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Jerome J. Selitto	—	—	—	—
Terence W. Edwards	—	—	10,621	134,529
Sandra E. Bell	—	—	—	—
George J. Kilroy	—	—	13,934	159,067
Mark R. Danahy	—	—	2,401	44,419
William F. Brown	—	—	6,607	87,382

PENSION BENEFITS

The following table sets forth information relating to the PHH Pension Plan and the PHH Retiree Medical Plan, which are defined benefit plans adopted as of the Company’s spin-off from Cendant Corporation in 2005. Both the PHH Pension Plan and the PHH Retiree Medical Plan have been frozen for all participants, including our Named Executive Officers that are participants in such plans, and no further benefits are accruing under such plans for any of our Named Executive Officers. The PHH Pension Plan and the PHH Retiree Medical Plan assumed all liabilities and obligations owed to participants that were actively employed by us at the time of the spin-off under the respective predecessor plans of Cendant Corporation, including Messrs. Edwards, Kilroy and Brown. Certain of our current and former employees, including Messrs. Selitto and Danahy and Ms. Bell, were not participants in the predecessor plans of Cendant Corporation and are not participants in the PHH Pension Plan or PHH Retiree Medical Plan.

		Number of		Present		Payments
		Years of		Value of		During
		Credited		Accumulated		Last
		Service		Benefit		Fiscal Year
Name	Plan Name	(#) (1)		($) (2)		($)

Jerome J. Selitto	N/A	—		—		—
Terence W. Edwards	PHH Corporation Pension Plan	20.0		324,456		—
Terence W. Edwards	PHH Corporation Retiree Medical Plan	0.0	(3)	0	(3)	—
Sandra E. Bell	N/A	—		—		—
George J. Kilroy	PHH Corporation Pension Plan	28.1		863,635		—
Mark R. Danahy	N/A	—		—		—
William F. Brown	PHH Corporation Pension Plan	14.9		133,233		—

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us for each Named Executive Officer through October 31, 1999, or, in the case of Mr. Kilroy, October 31, 2004.

(2)	The valuations included in this column have been calculated as of December 31, 2009 assuming the Named Executive Officer will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 12, “Pension and Other Post Employment Benefits” in the Notes to Consolidated Financial Statements included in the 2009 Annual Report.

(3)	Pursuant to the terms of the PHH Retiree Medical Plan, a participant must have 10 years of service with the Company and be at least 55 years of age at the date of such participant’s separation of service with the Company in order to be eligible to receive benefits under the PHH Retiree Medical Plan. Because Mr. Edwards was not 55 years of age at the date of his separation of service with the Company, Mr. Edwards is not eligible for benefits under the PHH Retiree Medical Plan and, accordingly, the Present Value of Accumulated Benefit under the PHH Retiree Medical Plan for Mr. Edwards as of December 31, 2009, is zero.

No pension benefits were paid to the Named Executive Officers in 2009. Messrs. Edwards, Kilroy and Brown are eligible to receive a benefit under the PHH Pension Plan based on 2% of their final average cash compensation as of the date the plan was frozen with respect to such persons times their number of years of benefit service (up to a maximum of 30 years) measured as of the date the plan was frozen with respect to such persons minus 50% of their annualized primary Social Security benefit. For purposes of determining the participating Named Executive Officers’ benefits under the PHH Pension Plan, their final average compensation and years of benefit service was based on compensation and service earned prior to October 31, 1999 (October 31, 2004 for Mr. Kilroy). The participating Named Executive Officers’ benefits under the PHH Pension Plan and PHH Retiree Medical Plan were frozen as of October 31, 1999 (October 31, 2004 for Mr. Kilroy).

NON-QUALIFIED DEFERRED COMPENSATION

The table below sets forth information relating to the PHH Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) established by our Board in 1994 for specified executive officers at that time. The Deferred Compensation Plan was frozen to further participation in 1997 and Mr. Edwards is the only Named Executive Officer eligible to participate in the plan.

	Executive	Registrant	Aggregate			Aggregate
	Contributions	Contributions	Earnings in		Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal		Withdrawals/	Last Fiscal
	Year	Year	Year		Distributions	Year End
Name	($)	($)	($)		($)	($)

Jerome J. Selitto	—	—	—		—	—
Terence W. Edwards	—	—	63,661	(1)	499,225	—
Sandra E. Bell	—	—	—		—	—
George J. Kilroy	—	—	—		—	—
Mark R. Danahy	—	—	—		—	—
William F. Brown	—	—	—		—	—

(1)	The amounts reported in this table have been omitted from the “— Summary Compensation Table” pursuant to the applicable SEC rules under the Exchange Act because the earnings were not above-market or preferential.

Except for Mr. Edwards’ lump-sum liquidating distribution during 2009, there were no contributions to, or distributions or withdrawals from, the Deferred Compensation Plan in 2009. The Deferred Compensation Plan is a non-qualified deferred compensation plan pursuant to which participants were previously permitted to defer up to 100% of their annual salary and any awards under a non-equity incentive plan. All deferrals by participants are 100% vested at all times. The Deferred Compensation Plan is unfunded for tax purposes and a bookkeeping account is maintained for each participant. Amounts deferred are credited with any associated earnings in accordance with investment options elected by the participant from the investment options, including mutual funds and other funds, available under the PHH Savings Plan, except for the fund which invests in our common stock. Participants are entitled to a distribution under the Deferred Compensation Plan when they cease employment with us for any reason. Distributions may be made in lump-sum or in monthly, quarterly or annual installments for up to ten years at the election of the participant.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following table sets forth the estimated payments and benefits that would have been provided to each Named Executive Officer pursuant to the terms of any contract, agreement, plan or arrangement that existed as of December 31, 2009, and that provided for payments and benefits following, or in connection with, a termination of the Named Executive Officer’s employment, including by voluntary termination with or without good reason, involuntary termination not for cause, involuntary termination for cause, retirement, death, disability, or a change in control with or without a termination of the Named Executive Officer’s employment.

On December 31, 2009, we had change in control/severance agreements in place with Messrs. Kilroy, Danahy and Brown and Ms. Bell that entitled them to lump-sum cash benefits of $1,800,000, $1,137,500, $900,000, and $1,600,000, respectively, under certain circumstances. These agreements expired by their terms on December 31, 2009, and have not been renewed. However, for purposes of calculating the amounts in the table below, we have assumed that the termination or change in control event took place on December 31, 2009, as required by SEC rules under the Exchange Act. For purposes of calculating the value on December 31, 2009, of any equity-based awards in accordance with the SEC rules under the Exchange Act, we used the closing price of our common stock on December 31, 2009, or $16.11 per share. See the discussion that follows the table for additional information regarding these estimated payments and benefits. Mr. Edwards, our former President and Chief Executive Officer, is included in the table below because he was employed by us during 2009.

		Involuntary
		Termination
		Not for
	Voluntary	Cause or
	Termination	Voluntary		Change in	Change in
	without	Termination	Involuntary	Control	Control
Name and Description	Good	for Good	Termination	without	with
of Potential Payments	Reason	Reason	for Cause	Termination	Termination	Death	Disability	Retirement

Jerome J. Selitto
Severance	$—	$2,000,000	$—	$—	$2,000,000	$2,000,000	$2,000,000	$—
Accelerated Vesting of Stock Awards	—	—	—	281,925	281,925	281,925	281,925	—
Accelerated Payout of 2009 MIPs	—	—	—	—	—	—	—	—
Health Insurance Premiums	—	27,618	—	—	27,618	—	—	—
Retirement Plans	—	—	—	—	—	—	—	—
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$2,027,618	$—	$281,925	$2,309,543	$2,281,925	$2,281,925	$—

Terence W. Edwards (1)
Severance	$—	$1,866,431	$—	$—	$—	$—	$—	$—
Modification of Equity-Based Awards	—	2,044,942	—	—	—	—	—	—
Accelerated Vesting of Stock Awards	—	—	—	1,586,287	1,586,287	1,586,287	1,586,287	—
Accelerated Payout of 2009 MIPs	—	—	—	—	—	—	—	—
Retirement Plans	—	—	—	—	—	—	—	324,456
Deferred Compensation	—	499,225	—	—	—	—	—	—

Total	$—	$4,410,598	$—	$1,586,287	$1,586,287	$1,586,287	$1,586,287	$324,456

Sandra E. Bell
Severance	$—	$207,500	$—	$—	$1,600,000	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	862,360	862,360	862,360	862,360	—
Accelerated Payout of 2009 MIPs	—	—	—	400,000	400,000	400,000	400,000	—
Retirement Plans	—	—	—	—	—	—	—	—
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$207,500	$—	$1,262,360	$2,862,360	$1,262,360	$1,262,360	$—

George J. Kilroy
Severance	$—	$1,800,000	$—	$—	$1,800,000	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	977,587	977,587	977,587	977,587	—
Accelerated Payout of 2009 MIPs	—	—	—	562,500	562,500	562,500	562,500	—
Retirement Plans	—	—	—	—	—	—	—	863,635
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$1,800,000	$—	$1,540,087	$3,340,087	$1,540,087	$1,540,087	$863,635

Mark R. Danahy
Severance	$—	$1,137,500	$—	$—	$1,137,500	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	1,000,947	1,000,947	1,000,947	1,000,947	—
Accelerated Payout of 2009 MIPs	—	—	—	375,000	375,000	375,000	375,000	—
Retirement Plans	—	—	—	—	—	—	—	—
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$1,137,500	$—	$1,375,947	$2,513,447	$1,375,947	$1,375,947	$—

William F. Brown
Severance	$—	$900,000	$—	$—	$900,000	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	674,081	674,081	674,081	674,081	—
Accelerated Payout of 2009 MIPs	—	—	—	158,654	158,654	158,654	158,654	—
Retirement Plans	—	—	—	—	—	—	—	133,233
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$900,000	$—	$832,735	$1,732,735	$832,735	$832,735	$133,233

(1)	During 2009, Mr. Edwards’ employment with the Company was terminated. The amounts reported in the “Involuntary Termination Not for Cause or Voluntary Termination for Good Reason” column represent (i) amounts that Mr. Edwards received or is entitled to receive pursuant to the Edwards Separation Agreement, with the exception of annual cash bonus amounts for 2010 and 2011 that are not currently determinable, (ii) the incremental grant date fair value attributable to the modification of Mr. Edwards’ unvested equity-based compensation awards, and (iii) the amount of Mr. Edwards’ previously deferred compensation that was actually distributed to Mr. Edwards during 2009. Pursuant to the Edwards Separation Agreement and subject to Mr. Edwards compliance with the terms thereof, Mr. Edwards is entitled to receive two years of base salary at $564,635 per year, a $50,000 lump-sum cash transition payment, and annual cash bonuses for 2009, 2010 and 2011. The annual cash bonus for 2009 for Mr. Edwards was $687,161. In addition, Mr. Edwards’ unvested equity-based compensation awards were modified to permit Mr. Edwards to continue vest in such awards during his two year severance period. See “— Summary Compensation Table,” “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End” for additional information concerning Mr. Edwards’ equity-based compensation awards and the modification of such awards. The $1,586,287 reported for Mr. Edwards in the “Change in Control without Termination,” “Change in Control with Termination,” “Death,” and “Disability” columns represent the incremental value, calculated using the closing price of our common stock on December 31, 2009, or $16.11 per share, that Mr. Edwards would have received had the applicable triggering event occurred on December 31, 2009.

The amounts shown in the table above include estimates of what would be paid to the Named Executive Officers upon the occurrence of the specified event. The actual amounts to be paid to the Named Executive Officers can only be determined at the time of such event. We have included payments related to the Retirement Plans and the Deferred Compensation Plan in the table since these are frozen plans and are not available to all of our current employees. We have not included payments related to the Retirement Plans in the specified events other than the “Retirement” column, as these payments are not triggered by termination, death or disability of the Named Executive Officer or a change in control. These amounts would be payable to the Named Executive Officer at some time after the specified event once the minimum retirement age and other PHH Pension Plan requirements were met. In addition, the table does not include payments of life or disability insurance payable upon the death or disability of the Named Executive Officers as these benefits are available to all employees on the same basis.

Potential Payments and Benefits

Severance.  We provide post-termination payments of salary or severance to our Named Executive Officers under a policy applicable to our executive officers in the event of a reduction in our workforce or the elimination or discontinuation of their position, except to the extent that our Named Executive Officers have waived their respective rights to such benefits pursuant to separate individual severance agreements with such Named Executive Officers. Pursuant to our policy and subject to the foregoing, the minimum severance is 26 weeks of base salary and the maximum severance is 52 weeks of base salary for the Named Executive Officers payable in a lump-sum amount. In addition, our severance policy applicable to our executive officers includes $7,500 in outplacement services. These outplacement services may be declined by the Named Executive Officer in lieu of an equivalent cash payment.

Effective January 1, 2010, Messrs. Kilroy, Danahy and Brown and Ms. Bell were no longer covered by any special severance or change in control agreements. In June 2007, in connection with the contemplated Merger, we entered into severance agreements with Messrs. Kilroy and Brown that provided for enhanced post-termination payments in the event a “termination event” (as defined in such severance agreements) occurred on or prior to the first anniversary of the effective time of the Merger. In 2008, we entered into a severance agreement with Mr. Danahy, a Change in Control Severance Agreement with Ms. Bell, and restated severance agreements with Messrs. Kilroy and Brown. For Messrs. Kilroy, Danahy and Brown, their respective severance agreements provided for enhanced post-termination payments in the event a “termination event” (as defined in their respective severance agreements) occurred on or before the first anniversary of the effective time of a “change in control” (as defined in their respective severance agreements) that occurred on or before December 31, 2009. For Ms. Bell, her Change in Control Severance Agreement provided for enhanced post-termination payments in the event a “termination event” (as defined in her Change in Control Severance Agreement) occurred within twelve months following the date of a “change in control” (as defined in her Change in Control Severance Agreement) that occurred on or before December 31, 2009. Effective December 31, 2009, these change in control/severance agreements that were in place with Messrs. Kilroy, Danahy and Brown and Ms. Bell expired by their terms and have not been renewed.

On October 26, 2009, we entered into an employment agreement with Mr. Selitto that provides severance benefits in the form of salary continuance and health insurance benefits for a period of twelve months in the event of a termination without cause or for good reason occurring on or before October 26, 2010, or twenty-four months in the event of a termination without cause or for good reason occurring after October 26, 2010. Mr. Selitto is also subject to non-competition, non-solicitation, confidentiality, non-disparagement and certain other restrictive covenants. The payment of severance benefits under our severance policy and Mr. Selitto’s employment agreement is conditioned upon, among other things, the execution of a general release of claims such executive officer may have against us. See “— Compensation Discussion and Analysis — Change in Control and Other Severance Arrangements” above for further information.

Accelerated Vesting of Stock Awards.  All of the stock awards made to our Named Executive Officers have been granted under the 2005 Equity and Incentive Plan and are subject to the vesting and other terms set forth in award agreements and the 2005 Equity and Incentive Plan. Pursuant to the terms of the 2005 Equity and Incentive Plan, in the event of a Change in Control (defined below), any Stock Option award carrying a right to exercise that was not previously vested and exercisable becomes fully vested and exercisable, and any restrictions, deferral limitations, payment conditions and forfeiture conditions for RSU and other equity-based awards lapse and such equity-based awards are deemed fully vested. In addition, any performance conditions imposed with respect to such equity-based awards are deemed to be fully achieved. Pursuant to the terms of the 2005 Equity and Incentive Plan, a Change in Control is deemed to have occurred if:

•	any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) us, (ii) any trustee or other fiduciary holding securities under one of our employee benefit plans and (iii) any corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our common stock), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our common stock representing 30% or more of the combined voting power of our then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise our Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such transaction or, if we or the entity surviving the transaction is then a subsidiary, the ultimate parent thereof);

•	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors) whose appointment or election by the Board or nomination for election by our stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors or whose appointment, election or nomination for election was previously so approved or recommended;

•	there is consummated a merger or consolidation of us or any of our direct or indirect subsidiaries with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise our Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if we or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

•	our stockholders approve a plan of complete liquidation or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets (or any transaction having a similar effect), other than a sale or disposition by us of all or substantially all of our assets to an entity, immediately following which the individuals who comprise our Board immediately prior thereto constitute at least a majority of the Board of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

The amounts in the table are calculated using the closing price of our common stock on December 31, 2009, and the number of Stock Options and RSUs used to calculate the amounts in the table are those unexercisable Stock Options and unvested RSUs that would become exercisable and vested as a result of the Change in Control event pursuant to the SEC rules under the Exchange Act.

Accelerated Payout of 2009 MIPs.  For 2009, our short-term cash incentive plans for our executive officers were the 2009 MIPs, which were governed by the terms of the 2005 Equity and Incentive Plan and the respective

2009 MIPs. As of December 31, 2009, Messrs. Kilroy and Brown and Ms. Bell were the only Named Executive Officers participating in the 2009 Corporate MIP. As of December 31, 2009, Mr. Kilroy was the only participating Named Executive Officer in the 2009 Fleet MIP and Mr. Danahy was the only Named Executive Officer participating in the 2009 Mortgage MIP. As discussed above with regard to equity-based awards, in the event of a Change in Control, the performance conditions imposed with respect to such 2009 MIP awards are deemed to be fully achieved and the target payout amount under each Named Executive Officer’s respective 2009 MIP award will be deemed to be earned and payable to the each such Named Executive Officer. In the event of the death of a Named Executive Officer, the performance conditions under the 2009 MIPs are deemed to be fully achieved and the target payout amount, prorated according to the extent of time that the Named Executive Officer participated in their respective 2009 MIP during the performance period, is deemed earned and payable to such Named Executive Officer’s estate. See “— Compensation Discussion and Analysis — 2009 Executive Compensation Program Design — Variable Annual Cash Compensation Programs” and the “— Grants of Plan-Based Awards” table above for information regarding the 2009 MIPs.

Retirement Plans.  Messrs. Edwards, Kilroy and Brown are participants in the PHH Pension Plan and Mr. Edwards was formerly a participant in the PHH Retiree Medical Plan. Each of these plans was available to all employees prior to 1999 on a non-discriminatory basis. Participants in the PHH Pension Plan are entitled to payments in the form of an annuity upon attaining retirement age. The amounts reflected in the table above are based on the estimated present value on December 31, 2009, of the payout for each participating Named Executive Officer assuming they had attained the normal retirement age of 65. None of the participating Named Executive Officers, except for Mr. Kilroy, had attained the minimum retirement age under the PHH Pension Plan as of December 31, 2009. See the “— Pension Benefits” table above for more information.

Deferred Compensation.  Mr. Edwards was the only Named Executive Officer who was a participant in the Deferred Compensation Plan during 2009. Participants are entitled to a distribution under the Deferred Compensation Plan when they cease employment with us for any reason. Distributions may be made in a lump-sum payment or in monthly, quarterly or annual installments for up to ten years at the election of the participant. During 2009, Mr. Edwards received a lump-sum distribution of all amounts he held in the Deferred Compensation Plan. See the “— Non-qualified Deferred Compensation” table above for more information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We review any relationships or transactions in which we and our directors and executive officers, or their immediate family members, are participants to determine whether these persons have a direct or indirect material interest. Our Directors Code and our Employees and Officers Code provide specific provisions regarding such relationships between our directors and executive officers and us. The Corporate Governance Committee reviews any such relationships identified under the Directors Code or the Employees and Officers Code, as applicable, which are then reviewed and approved by the Board at least annually. The Directors Code sets forth the following guidelines for relationships that do not require Board approval:

•	the director’s sole interest in the arrangement is by virtue of his or her status as a director, executive officer and/or holder of less than 10% equity interest (other than a general partnership interest) in an entity with which we have concluded such an arrangement;

•	the arrangement involves payments to or from the entity that constitute less than the greater of $1 million or 2% of the entity’s consolidated gross revenues; and

•	the director is not personally involved in (i) the negotiation and execution of the arrangement, (ii) performance of the services or provision of the goods or (iii) the monetary arrangement.

See “Corporate Governance — Code of Business Conduct and Ethics for Directors” and “Corporate Governance — Code of Conduct for Employees and Officers” above for more information. Our legal staff is responsible for the development and implementation of processes and controls, including regular director and officer questionnaires, to obtain information from the directors and executive officers with respect to related person transactions. Based on the facts and circumstances identified through these information gathering processes, the Board determines whether the Company or a related person has a direct or indirect material interest in any transactions identified.

Certain Business Relationships

Bradford C. Burgess, who serves as a Vice President, Sales at PHH Arval, is the son-in-law of George J. Kilroy, one of our directors and Executive Vice President, Fleet. Mr. Burgess received compensation, including base and bonus payments, of $328,351 for 2009 and was eligible to participate in employee benefit plans available to employees generally on a non-discriminatory basis. His compensation and benefits were commensurate with other employees in comparable positions at PHH Arval.

Indebtedness of Management

One or more of our mortgage lending subsidiaries has made, in the ordinary course of their respective businesses, mortgage loans and/or home equity lines of credit to directors and executive officers and their immediate families of types generally made available to the public by such mortgage lending subsidiaries. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with our other customers generally, and they did not involve more than the normal risk of collectability or present other unfavorable features. Generally, we sell these mortgage loans and/or home equity lines of credit, soon after origination, into the secondary market in the ordinary course of business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding common stock as of April 2, 2010, by those persons who are known to us to be beneficial owners of 5% or more of our common stock, by each of our current directors, by each of our current Named Executive Officers and by our current directors, director nominees and current Executive Officers as a group. As of April 2, 2010, there were 55,333,856 shares of our common stock issued and outstanding.

	Number of
	Shares Beneficially
Name and Address	Owned (1)	Percent of Class

Principal Stockholders:
BlackRock, Inc. (2)	6,615,877	12.09%
40 East 52nd St. New York, NY 10022
Pennant Capital Management, LLC (3)	5,407,141	9.97%
26 Main Street, Suite 203 Chatham, NJ 07928
Wellington Management Company, LLP (4)	5,419,776	9.90%
75 State Street Boston, MA 02109
Third Point LLC (5)	4,780,000	8.7%
390 Park Avenue New York, NY 10022
Dimensional Fund Advisors LP (6)	3,799,112	6.94%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Hotchkis and Wiley Capital Management, LLC (7)	3,139,700	5.7%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017
Directors and Current Named Executive Officers:
Jerome J. Selitto (8)	17,500	*
Sandra E. Bell (9)	21,554	*
George J. Kilroy (10)	89,426	*
Mark R. Danahy (11)	115,621	*
William F. Brown (12)	65,421	*
James W. Brinkley (13),(19)	250	*
James O. Egan (14),(19)	7,000	*
Allan Z. Loren (15),(19)	5,000	*
Gregory J. Parseghian (16),(19)	5,000	*
Deborah M. Reif (17),(19)	—	—
Carroll R. Wetzel, Jr. (18),(19)	2,000	*
All Directors and Executive Officers as a Group (17 persons)	391,563	*

*	Represents less than one percent.

(1)	Based upon information furnished to us by the respective stockholders or contained in filings made with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our common stock, then such common stock is considered beneficially owned by that person under the SEC rules. Shares of our common stock beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units granted to executive officers and director restricted stock units granted to our directors which are vested or are expected to vest within 60 days of April 2, 2010. Unless otherwise indicated in the table, the address of all listed stockholders is c/o PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

(2)	Based solely on a Schedule 13G/A filed with the SEC on January 8, 2010, BlackRock, Inc. and certain of its affiliates (“BlackRock”) reported aggregate beneficial ownership of approximately 12.09%, or 6,615,877 shares, of the Company’s common stock as of

December 31, 2009. BlackRock reported that it possessed sole voting power over 6,615,877 shares and sole dispositive power over 6,615,877 shares. BlackRock also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(3)	Based solely on a Schedule 13D/A filed with the SEC on July 13, 2009, Pennant Capital Management, LLC and certain of its affiliates (“Pennant”) reported aggregate beneficial ownership of approximately 9.97%, or 5,407,141 shares, of the Company’s common stock as of July 1, 2009. Pennant reported that it possessed shared voting power over 5,407,141 shares and shared dispositive power over 5,407,141 shares. Pennant also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2010, Wellington Management Company, LLP (“Wellington”) reported aggregate beneficial ownership of approximately 9.90%, or 5,419,776 shares, of the Company’s common stock as of December 31, 2009. Wellington reported that it possessed shared voting power over 3,983,229 shares and shared dispositive power over 5,419,776 shares. Wellington also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2010, Third Point LLC and certain of its affiliates (“Third Point”) reported aggregate beneficial ownership of approximately 8.7%, or 4,780,000 shares, of the Company’s common stock as of December 31, 2009. Third Point reported that it possessed shared voting power over 4,780,000 shares and shared dispositive power over 4,780,000 shares. Third Point also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(6)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2010, Dimensional Fund Advisors LP and certain of its affiliates (“DFA”) reported aggregate beneficial ownership of approximately 6.94%, or 3,799,112 shares, of the Company’s common stock as of December 31, 2009. DFA reported that it possessed sole voting power over 3,757,342 shares and sole dispositive power over 3,799,112 shares. DFA also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(7)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2010, Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) reported aggregate beneficial ownership of approximately 5.7%, or 3,139,700 shares, of the Company’s common stock as of December 31, 2009. Hotchkis reported that it possessed sole voting power over 2,045,600 shares and sole dispositive power over 3,139,700 shares. Hotchkis also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(8)	Represents 17,500 shares of our common stock held directly, 0 shares of our common stock held indirectly and 0 shares of our common stock underlying stock options that are currently exercisable or that become exercisable within sixty days of April 2, 2010.

(9)	Represents 0 shares of our common stock held directly, 0 shares of our common stock held indirectly and 21,554 shares of our common stock underlying stock options that are currently exercisable or that become exercisable within sixty days of April 2, 2010.

(10)	Represents 47,062 shares of our common stock held directly, 625 shares of our common stock held indirectly and 41,739 shares of our common stock underlying stock options that are currently exercisable or that become exercisable within sixty days of April 2, 2010.

(11)	Represents 7,007 shares of our common stock held directly, 0 shares of our common stock held indirectly and 108,614 shares of our common stock underlying stock options that are currently exercisable or that become exercisable within sixty days of April 2, 2010.

(12)	Represents 17,655 shares of our common stock held directly, 0 shares of our common stock held indirectly and 47,766 shares of our common stock underlying stock options that are currently exercisable or that become exercisable within sixty days of April 2, 2010.

(13)	Represents 250 shares of our common stock held indirectly by Brinkley Investments, LLC, a partnership among Mr. Brinkley, his wife and his children. Excludes 20,446 shares of our common stock underlying fully vested restricted stock units held as of April 2, 2010. See Footnote 19 below for further information.

(14)	Represents 7,000 shares of our common stock held directly. Excludes 9,223 shares of our common stock underlying fully vested restricted stock units held as of April 2, 2010. See Footnote 19 below for further information.

(15)	Represents 5,000 shares of our common stock held directly. Excludes 6,261 shares of our common stock underlying fully vested restricted stock units held as of April 2, 2010. See Footnote 19 below for further information.

(16)	Represents 5,000 shares of our common stock held indirectly. Excludes 6,312 shares of our common stock underlying fully vested restricted stock units held as of April 2, 2010. See Footnote 19 below for further information.

(17)	Ms. Reif commenced service on the Board on April 1, 2010.

(18)	Represents 2,000 shares of our common stock held directly. Excludes 3,303 shares of our common stock underlying fully vested restricted stock units held as of April 2, 2010. See Footnote 19 below for further information.

(19)	Each non-employee director has been granted Director RSUs that are immediately vested upon grant and that are settled in shares of our common stock either 200 days (in the case of elective deferrals of director compensation) or one year (in the case of non-elective deferrals of director compensation) after the director is no longer a member of the Board. Each Director RSU represents the right to receive one share of our common stock upon settlement of such Director RSU. Director RSUs may not be sold or otherwise transferred for value, and directors have no right to acquire the shares underlying Director RSUs, prior to the date that is either 200 days or one year, as applicable, after termination of service on the Board. As a result, the shares underlying Director RSUs have been omitted from the above table. As of April 2, 2010, Messrs. Brinkley, Egan, Loren, Parseghian and Wetzel and Ms. Reif held 20,446, 9,223, 6,261, 6,312, 3,303 and 0 Director RSUs, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons that beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. To the Company’s knowledge, based solely upon our review of Forms 3 and 4 that have been filed with the SEC and written representations from our executive officers and directors that no Form 5s were required, we believe that all of our executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2009, except for the known failure to timely file a Form 3 by Mr. Parseghian, which Form 3 was filed six days late, and the known failure to file any Section 16(a) reports by BlackRock, Inc. On January 8, 2010, BlackRock, Inc. filed a Schedule 13G/A reporting beneficial ownership of 12.09% of our outstanding common stock as of December 31, 2009.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

We provide stockholders with the opportunity, under certain circumstances and consistent with our amended and restated by-laws and the rules of the SEC, to participate in the governance of the Company by submitting proposals and director nominations for consideration at the Company’s annual meeting of stockholders. Proposals from stockholders are given careful consideration by us in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For a proposal to be included in the Company’s proxy statement and proxy card for the Company’s 2011 Annual Meeting of Stockholders, such proposal must comply with Rule 14a-8 and must be received by us in writing no later than February 15, 2011. Additionally, if the Company’s 2010 Annual Meeting of Stockholders is held on June 15, 2010, as expected, any stockholder proposal or director nomination for the Company’s 2011 Annual Meeting of Stockholders that is not intended for inclusion in the Company’s proxy statement and proxy card in respect of such meeting will be considered “untimely” if it is received by us earlier than February 15, 2011 or after March 17, 2011. An untimely proposal may not be brought before or considered at our 2011 Annual Meeting of Stockholders. Any stockholder proposal or director nomination submitted must also be made in compliance with our amended and restated by-laws. For more information regarding our by-law procedures for director nominations, please refer to “Corporate Governance — Nomination Process and Qualifications for Director Nominees.”

Proxies solicited by the Board for the Company’s 2011 Annual Meeting of Stockholders may confer discretionary authority to vote on any untimely stockholder proposals or director nominations without express direction from stockholders giving such proxies. All stockholder proposals and director nominations must be addressed to the attention of the Company’s Secretary at PHH Corporation, 3000 Leadenhall Road, Mount Laurel, New Jersey 08054. The chairman of the Company’s annual meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

HOUSEHOLDING INFORMATION

Stockholders that share the same address may not receive separate copies of proxy materials, unless we have received contrary instructions from such stockholders. This practice is known as “householding” and is intended to reduce the printing and postage costs associated with mailing duplicative sets of proxy materials to stockholders sharing the same address. If you are receiving multiple sets of our proxy materials and wish to receive only one set in the future, or if you are currently only receiving one set of our proxy materials and wish to receive separate sets of proxy materials for you and the other stockholders sharing your address, please notify us or your bank, broker or other nominee by indicating your preference on the enclosed proxy card or vote instruction form. We will deliver an additional copy of our proxy materials to you, without charge, upon written request sent to Investor Relations at PHH Corporation, 3000 Leadenhall Road, Mount Laurel, New Jersey 08054. Our proxy materials are also available on our website at http://www.phh.com.

OTHER BUSINESS

As of April 30, 2010, our Board is not aware of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

By Order of the Board of Directors

William F. Brown
Senior Vice President, General Counsel and Secretary

3000 LEADENHALL ROAD
MOUNT LAUREL, NJ 08054
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M22935-P94363	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PHH CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

Vote on Directors	☐	☐	☐

1.
To elect two Class II directors, each to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation.

Nominees:

01) Ms. Deborah M. Reif
02) Mr. Carroll R. Wetzel, Jr.
Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
          NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2010 Annual Meeting, Proxy Statement and 2009 Annual Report are available at www.proxyvote.com.

M22936-P94363

PHH CORPORATION
2010 Annual Meeting of Stockholders
June 15, 2010, 10:00 AM EDT
This proxy is solicited by the Board of Directors
The undersigned hereby (1) acknowledges receipt of the Notice of 2010 Annual Meeting, Proxy Statement and 2009 Annual Report for the 2010 Annual Meeting to be held on June 15, 2010 starting at 10:00 a.m., local time, at PHH’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, and (2) hereby appoints Jerome J. Selitto, Sandra E. Bell and William F. Brown and each of them (with full power to act alone) as proxies, with the powers the undersigned would possess if personally present and with full power of substitution to vote all common shares of PHH Corporation held by the undersigned as indicated on the reverse side hereof at the 2010 Annual Meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the 2010 Annual Meeting, all in accordance with, and as described in the accompanying Notice of 2010 Annual Meeting.
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of PHH Corporation and hereby ratifies and confirms all that the trustee, proxies, their substitutes, or any of them may lawfully do by virtue hereof.
Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required. If a signed proxy card is not returned and received by 11:59 p.m. eastern daylight time on June 14, 2010, the proxies shall not vote such shares.

Continued and to be signed on reverse side